SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VIASAT, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 18, 2013

8:00 a.m. Pacific Time

Dear Fellow Stockholder:

You are cordially invited to attend our 2013 annual meeting of stockholders, which will be held on September 18, 2013 at 8:00 a.m. Pacific Time at the corporate offices of ViaSat located at 6155 El Camino Real, Founders Hall, Carlsbad, California. We are holding the annual meeting for the following purposes:

1.	To elect Robert Bowman, B. Allen Lay and Dr. Jeffrey Nash to serve as Class II Directors for a three-year term to expire at the 2016 annual meeting of stockholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as ViaSat’s independent registered public accounting firm for the fiscal year ending April 4, 2014.

3.	To conduct an advisory vote on executive compensation.

4.	To approve an amendment to the Employee Stock Purchase Plan.

5.	To transact other business that may properly come before the annual meeting or any adjournments or postponements of the meeting.

These items are fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

All stockholders of record as of July 22, 2013, the record date, are entitled to vote at the annual meeting. Your vote is very important. Whether or not you expect to attend the annual meeting in person, please sign, date and return the enclosed proxy card as soon as possible to ensure that your shares are represented at the annual meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other financial institution, you must provide your broker, bank or financial institution with instructions on how to vote your shares.

By Order of the Board of Directors

Mark Dankberg Chairman of the Board and Chief Executive Officer

Carlsbad, California

July 26, 2013

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD.

6155 El Camino Real

Carlsbad, California 92009

PROXY STATEMENT

The Board of Directors of ViaSat, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on September 18, 2013 at 8:00 a.m. Pacific Time at the corporate offices of ViaSat located at 6155 El Camino Real, Founders Hall, Carlsbad, California, and at any adjournments or postponements of the meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

GENERAL INFORMATION

ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving this proxy statement?

We sent you this proxy statement and the enclosed proxy card because ViaSat’s Board of Directors is soliciting your proxy to vote at the 2013 annual meeting of stockholders. This proxy statement summarizes the information you need to know to vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply sign, date and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about July 26, 2013 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned ViaSat common stock on the record date, July 22, 2013, are entitled to vote at the annual meeting. On this record date, there were approximately 45,440,010 shares of ViaSat common stock outstanding. Common stock is our only class of stock entitled to vote. We are also sending along with this proxy statement our 2013 fiscal year annual report, which includes our financial statements.

What am I voting on?

The items of business scheduled to be voted on at the annual meeting are:

•	Proposal 1: The election of Robert Bowman, B. Allen Lay and Dr. Jeffrey Nash to serve as Class II Directors for a three-year term to expire at the 2016 annual meeting of stockholders.

•	Proposal 2: The ratification of the appointment of PricewaterhouseCoopers as ViaSat’s independent registered public accounting firm for the 2014 fiscal year.

•	Proposal 3: The advisory vote on executive compensation.

•	Proposal 4: The amendment to the Employee Stock Purchase Plan.

We also will consider any other business that properly comes before the annual meeting.

How does the Board recommend that I vote?

Our Board of Directors unanimously recommends that you vote:

•	“FOR” the election of the director nominees listed in this proxy statement (Proposal 1);

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers as ViaSat’s independent registered public accounting firm (Proposal 2);

•	“FOR” the approval of executive compensation (Proposal 3); and

•	“FOR” the amendment to the Employee Stock Purchase Plan (Proposal 4).

How many votes do I have?

You are entitled to one vote for every share of ViaSat common stock that you own as of July 22, 2013.

How do I vote by proxy?

Your vote is important. Whether or not you plan to attend the annual meeting in person, we urge you to sign, date and return the enclosed proxy card as soon as possible to ensure that your vote is recorded promptly. Returning the proxy card will not affect your right to attend the annual meeting or vote your shares in person.

If you complete and submit your proxy card, the persons named as proxies will vote your shares in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, your shares will be voted as recommended by the Board of Directors.

If any other matters are properly presented for voting at the annual meeting, or any adjournments or postponements of the annual meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote your shares in accordance with their best judgment. As of the date of this proxy statement, we have not received notice of other matters that may properly be presented for voting at the annual meeting.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before your proxy is voted at the annual meeting. You may revoke your proxy in any of the following three ways:

•	you may send in another signed proxy card bearing a later date;

•	you may deliver a written notice of revocation to ViaSat’s Corporate Secretary prior to the annual meeting; or

•	you may notify ViaSat’s Corporate Secretary in writing before the annual meeting and vote in person at the meeting.

If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other financial institution, you must contact your broker, bank or financial institution to revoke any prior instructions.

How do I vote in person?

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot when you arrive. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What if my shares are held by a broker, bank or other financial institution?

If you are the beneficial owner of shares held by a broker, bank or other financial institution, then your shares are held in “street name” and the organization holding your shares is considered to be the stockholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to direct your broker, bank or other financial institution regarding how to vote your shares. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote in person at the meeting unless you bring to the meeting a “legal proxy” from the record holder of the shares (your broker, bank or other financial institution). The legal proxy will give you the right to vote the shares at the meeting.

Can I vote via the internet or by telephone?

If your shares are registered in the name of a broker, bank or other financial institution, you may be eligible to vote your shares electronically over the internet or by telephone. A large number of banks and brokerage firms offer internet and telephone voting. If the broker, bank or other financial institution holding your shares does not offer internet or telephone voting information, please complete and return your proxy card or voting instruction card in the self-addressed, postage-paid envelope provided.

How can I attend the annual meeting?

You are entitled to attend the annual meeting only if you were a ViaSat stockholder or joint holder as of the record date, July 22, 2013, or you hold a valid proxy for the annual meeting. You should be prepared to present valid government issued photo identification for admittance. If you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your admission to the annual meeting. If you are not a stockholder of record but hold shares in street name, you should provide proof of beneficial ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of July 22, 2013. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual meeting. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted at the annual meeting.

What constitutes a quorum?

A quorum is present when at least a majority of the outstanding shares entitled to vote are represented at the annual meeting either in person or by proxy. This year, approximately 22,720,006 shares must be represented to constitute a quorum at the meeting and permit us to conduct our business.

What vote is required to approve each proposal?

In the election of directors, the three nominees for director who receive the highest number of affirmative votes will be elected as directors. All other proposals require the affirmative vote of a majority of the votes cast on that proposal. Voting results will be tabulated and certified by our transfer agent, Computershare.

What will happen if I abstain from voting or fail to vote?

Shares held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal will be counted as present for purposes of determining the presence of a quorum.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other financial institution holding shares in street name for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for a particular proposal. Under the rules of various national and regional securities exchanges, the organization that holds your shares in street name has discretionary authority to vote only on routine matters and cannot vote on non-routine matters. The only proposal at the meeting that is considered a routine matter under applicable rules is the proposal to ratify the appointment of PricewaterhouseCoopers as ViaSat’s independent registered public accounting firm for the 2014 fiscal year. Therefore, unless you provide voting instructions to the broker, bank or other financial institution holding shares on your behalf, they will not have discretionary authority to vote your shares on any of the other proposals described in this proxy statement. Please vote your proxy or provide voting instructions to the broker, bank or other financial institution holding your shares so your vote on the other proposals will be counted.

In tabulating the voting results for each proposal, neither abstentions nor shares that constitute broker non-votes are considered votes cast on that proposal. Thus, abstentions and broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

What are the costs of soliciting these proxies?

We will pay the entire cost of soliciting these proxies, including the preparation, assembly, printing and mailing of this proxy statement and any additional solicitation material that we may provide to stockholders. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

I share an address with another stockholder, but we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. The rules promulgated by the Securities and Exchange Commission, or SEC, permit companies, brokers, banks or other financial institutions to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders will receive only one copy of our proxy statement and annual report if they share an address with another stockholder, have been previously notified of householding by their broker, bank or other financial institution, and have consented to householding, either affirmatively or implicitly by not objecting to householding. If you would like to opt out of this practice for future mailings, and receive separate annual reports and proxy statements for each stockholder sharing the same address, please contact your broker, bank or financial institution. You may also obtain a separate annual report or proxy statement without charge by sending a written request to ViaSat, Inc., Attention: Investor Relations, 6155 El Camino Real, Carlsbad, California 92009, by email at ir@viasat.com or by telephone at (760) 476-2633. We will promptly send additional copies of the annual report or proxy statement upon receipt of such request.

Important notice regarding the availability of proxy materials for the ViaSat annual meeting of stockholders to be held on September 18, 2013.

Under rules adopted by the SEC, we are also furnishing proxy materials to our stockholders via the internet. This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting and help conserve natural resources. This proxy statement and our annual report to stockholders are available on the Investor Relations section of our website at investors.viasat.com. If you are a stockholder of record, you can elect to access future proxy statements and annual reports electronically by marking the appropriate box on your proxy card. Choosing to receive your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose this option, your choice will remain in effect until you notify our transfer agent, Computershare, by mail that you wish to resume mail delivery of these documents. If you hold your shares in street name, please refer to the information provided by your broker, bank or other financial institution for instructions on how to elect this option.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are dedicated to maintaining the highest standards of business integrity. It is our belief that adherence to sound principles of corporate governance, through a system of checks, balances and personal accountability is vital to protecting ViaSat’s reputation, assets, investor confidence and customer loyalty. Above all, the foundation of ViaSat’s integrity is our commitment to sound corporate governance. Our corporate governance guidelines and Guide to Business Conduct can be found on the Investor Relations section of our website at investors.viasat.com.

Board Responsibilities

Primary Responsibilities.    The Board is the company’s governing body, responsible for overseeing ViaSat’s Chief Executive Officer and other senior management in the competent and ethical operation of the company on a day-to-day basis and assuring that the long-term interests of the stockholders are being served. To satisfy its duties, directors are expected to take a proactive, focused approach to their position, and set standards to ensure that the company is committed to business success through the maintenance of high standards of responsibility and ethics.

Risk Oversight.    We take a comprehensive approach to risk management which is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval and decision-making. Our senior management is responsible for assessing and managing the company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the company’s approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and also through the Board’s committees, each of which examines various components of enterprise risk as is it pertains to the committee’s area of oversight. In addition, an overall review of risk is inherent in the Board’s consideration of the company’s long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters.

Board Leadership and Independence

Mark Dankberg, our Chief Executive Officer, serves as the Chairman of the Board. Currently, the Board believes this leadership structure provides the most efficient and effective leadership model for ViaSat by enhancing the Chairman and Chief Executive Officer’s ability to provide clear insight and direction of business strategies and plans to both the Board and management. The Board regularly evaluates its leadership structure and currently believes ViaSat can most effectively execute its business strategies and plans if the Chairman is also a member of the management team. A single person, acting in the capacities of Chairman and Chief Executive Officer, promotes unity of vision and leadership, which allows for a single, clear focus for management to execute the company’s business strategies and plans. While we have not currently designated a lead independent director, we believe that ViaSat’s unitary leadership structure is appropriately balanced by sound corporate governance principles, the effective oversight of management by non-employee directors and the strength of ViaSat’s independent directors.

The criteria established by The Nasdaq Stock Market, or Nasdaq, for director independence include various objective standards and a subjective test. A member of the Board of Directors is not considered independent under the objective standards if, for example, he or she is (1) an employee of ViaSat, or (2) a partner in, or a controlling shareholder or an executive officer of, an entity to which ViaSat made, or from which ViaSat received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year. The subjective test requires that each independent director not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

None of the directors were disqualified from independent status under the objective standards, other than Mr. Dankberg, who does not qualify as independent because he is a ViaSat employee. The subjective evaluation of director independence by the Board of Directors was made in the context of the objective standards by taking into account the standards in the objective tests, and reviewing and discussing additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to ViaSat and ViaSat’s management. In conducting this evaluation, the Board considered the following relationship that did not contravene the Nasdaq objective standards but was identified by the Nomination, Evaluation and Corporate Governance Committee for further consideration by the Board under the subjective standard: Mr. Stenbit is a non-employee director of Loral Space & Communications Inc. (Loral), a company which we do business with and which is adverse to us in legal proceedings. The nature of these relationships and transactions are described in greater detail in the Certain Relationships and Related Transactions section of this proxy statement. Based on all of the foregoing, the Board made a subjective determination that Mr. Stenbit maintains the ability to exercise independent judgment in carrying out the responsibilities of a director.

As a result, the Board of Directors affirmatively determined that each member of the Board other than Mr. Dankberg is independent under the criteria established by Nasdaq for director independence. In addition to the Board level standards for director independence, all members of the Audit Committee, Compensation and Human Resources Committee, and Nomination, Evaluation and Corporate Governance Committee qualify as independent directors as defined by Nasdaq.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board of Directors has seven directors and the following four standing committees: (1) Audit Committee, (2) Compensation and Human Resources Committee, (3) Nomination, Evaluation and Corporate Governance Committee, and (4) Banking and Finance Committee. The membership during the last year and the function of each of the committees are described below. Each of the committees operates under a written charter which can be found on the Investor Relations section of our website at investors.viasat.com. During our fiscal year ended March 29, 2013, the Board held nine meetings, including telephonic meetings. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served. Although we do not have a formal policy regarding attendance by members of our Board at our annual meeting of stockholders, we encourage the attendance of our directors and director nominees at our annual meeting, and historically more than a majority have done so. All of our directors attended last year’s annual meeting of stockholders, except for Mr. Bowman, who was appointed as a director subsequent to the meeting.

Director	Audit Committee	Compensation and Human Resources Committee	Nomination, Evaluation and Corporate Governance Committee	Banking and Finance Committee
Mark Dankberg				Member
Robert Bowman (1)			Member	Member
Robert Johnson	Member		Chair
B. Allen Lay	Member			Chair
Jeffrey Nash	Member	Chair
John Stenbit		Member	Member
Harvey White	Chair	Member
Number of Meetings in Fiscal 2013	5	7	2	1

(1)	Mr. Bowman was appointed as a director and member of the Nomination, Evaluation and Corporate Governance and Banking and Finance Committees on April 26, 2013.

Audit Committee.    The Audit Committee reviews the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Board of Directors has determined that each of the four members of our Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Report.

Compensation and Human Resources Committee.    The Compensation and Human Resources Committee is responsible for establishing and monitoring policies governing the compensation of executive officers. In carrying out these responsibilities, the Compensation and Human Resources Committee is responsible for advising and consulting with the officers regarding managerial personnel and development, and for reviewing and, as appropriate, recommending to the Board of Directors, policies, practices and procedures relating to the compensation of directors, officers and other managerial employees. The objectives of the Compensation and Human Resources Committee are to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of our stockholders. For additional information concerning the Compensation and Human Resources Committee, see the Compensation Discussion and Analysis section of this proxy statement.

Nomination, Evaluation and Corporate Governance Committee.    The Nomination, Evaluation and Corporate Governance Committee is responsible for the development and recommendation to the Board of a set of corporate governance guidelines and principles, provides oversight of the process for the self-assessment by the Board and each of its committees, reviews and recommends nominees for election as directors and committee members, conducts the evaluation of our Chief Executive Officer, and advises the Board with respect to Board and committee composition.

Banking and Finance Committee.    The Banking and Finance Committee oversees certain aspects of corporate finance for the company, and reviews and makes recommendations to the Board about the company’s financial affairs and policies, including short and long-term financing plans, objectives and principles, borrowings or the issuance of debt and equity securities.

Director Nomination Process

The Nomination, Evaluation and Corporate Governance Committee is responsible for reviewing and assessing the appropriate skills and characteristics required of Board members in the context of the current size and membership of the Board. This assessment includes a consideration of personal and professional integrity, experience in corporate management, experience in our industry, experience as a board member of other publicly-held companies, diversity of expertise and experience, practical and mature business judgment, and with respect to current directors, performance on the ViaSat Board. These factors, and any other qualifications considered useful by the Nomination, Evaluation and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nomination, Evaluation and Corporate Governance Committee with regard to these factors may change from time to time to take into account changes in our business and other trends, as well as the portfolio of skills and experience of current and prospective Board members.

In recommending candidates for election to the Board of Directors, the Nomination, Evaluation and Corporate Governance Committee considers nominees recommended by directors, management and stockholders using the same criteria to evaluate all candidates. The Nomination, Evaluation and Corporate Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nomination, Evaluation and Corporate Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Nomination, Evaluation and Corporate Governance Committee may engage consultants or third party search firms to assist in identifying and evaluating potential nominees.

The Nomination, Evaluation and Corporate Governance Committee will consider candidates recommended by any stockholder who has held our common stock for at least one year and who holds a minimum of 1% of our outstanding shares. When submitting candidates for nomination, stockholders must follow the notice procedures and provide the information specified in the section titled Other Matters. In addition, the recommendation must include the following: (1) the name and address of the stockholder and the beneficial owner (if any) on whose behalf the nomination is proposed, (2) a detailed resumé of the nominee, and the signed consent of the nominee to serve if elected, (3) the stockholder’s reason for making the nomination, including an explanation of why the stockholder believes the nominee is qualified for service on our Board, (4) proof of the number of shares of our common stock owned by the record owner and the beneficial owner (if any) on whose behalf the record owner is proposing the nominee, (5) a description of any arrangements or understandings between the stockholder, the nominee and any other person regarding the nomination, (6) a description of any material interest of the stockholder and the beneficial owner (if any) on whose behalf the nomination is proposed, and (7) information regarding the nominee that would be required to be included in our proxy statement by the rules of the SEC, including the nominee’s age, business experience, directorships, and involvement in legal proceedings during the past ten years.

Communications with the Board

Any stockholder wishing to communicate with any of our directors regarding corporate matters may write to the director, c/o General Counsel, ViaSat, Inc., 6155 El Camino Real, Carlsbad, California 92009. The General Counsel will forward such communications to each member of our Board of Directors; provided that, if in the opinion of the General Counsel it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion). Certain correspondence such as spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material may be forwarded elsewhere within the company for review and possible response.

PROPOSAL 1:

ELECTION OF DIRECTORS

Overview

The authorized number of directors is presently seven. In accordance with our certificate of incorporation, we divide our Board of Directors into three classes, with Class I and Class III consisting of two members, and Class II consisting of three members. We elect one class of directors to serve a three-year term at each annual meeting of stockholders. At this year’s annual meeting of stockholders, we will elect three Class II Directors to hold office until the 2016 annual meeting. At next year’s annual meeting of stockholders, we will elect two Class III directors to hold office until the 2017 annual meeting, and the following year, we will elect two Class I Directors to hold office until the 2018 annual meeting. Thereafter, elections will continue in a similar manner at subsequent annual meetings. Each elected director will continue to serve until his successor is duly elected or appointed.

The Board of Directors unanimously nominated Robert Bowman, B. Allen Lay and Dr. Jeffrey Nash as Class II nominees for election to the Board. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received “FOR” the election of Mr. Bowman, Mr. Lay and Dr. Nash. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director.

The following table sets forth for each nominee to be elected at the annual meeting and for each director whose term of office will extend beyond the annual meeting, the age of each nominee or director, the positions currently held by each nominee or director with ViaSat, the year in which each nominee’s or director’s current term will expire, and the class of director of each nominee or director.

Name	Age	Position with ViaSat	Term Expires	Class
Mark Dankberg	58	Chairman and Chief Executive Officer	2014	III
Robert Bowman	58	Director	2013	II
Robert Johnson	63	Director	2015	I
B. Allen Lay	78	Director	2013	II
Jeffrey Nash	65	Director	2013	II
John Stenbit	73	Director	2015	I
Harvey White	79	Director	2014	III

Class II Directors with Terms Expiring at this Annual Meeting

Robert Bowman has served as a director of ViaSat since April 2013. Mr. Bowman provides valuable insights to our Board as a result of his experience as a Chief Executive Officer of various media companies, his knowledge of digital media, and his extensive financial experience in both the public and private sectors. Mr. Bowman serves as President and Chief Executive Officer of Major League Baseball Advanced Media, L.P., which manages the interactive and internet rights for Major League Baseball, a position he has held since its inception in 2000. Prior to joining MLB Advanced Media, he was President and Chief Operations Officer of ITT Corporation from 1995 to 2000, where he previously served as Chief Financial Officer from 1991 to 1995. Mr. Bowman served as Treasurer of the State of Michigan from 1983 to 1990, overseeing its tax policy and collection and the state’s pension fund. He currently serves as President of the Michigan Education Trust and as a member of the board of directors of Take-Two Interactive Software, Inc. Mr. Bowman also formerly served on the board of directors of Blockbuster Inc., The Warnaco Group, Inc. and World Wrestling Entertainment, Inc.

B. Allen Lay has been a director of ViaSat since 1996. Mr. Lay brings significant business and financial expertise to our Board due to his background as an investor in companies in various fields. From 1983 to 2001, he was a General Partner of Southern California Ventures, a venture capital company. From 2001 to the present, he has acted as a consultant to the venture capital industry. Mr. Lay also has significant expertise and perspective as a member of the boards of directors of companies in various industries, including software and hardware. Mr. Lay formerly served on the board of directors of CADO Systems Inc., Carley Lamps, LLC, Luminit, LLC, Meridian Data Inc., NPI, LLC and Westbrae Natural, Inc.

Dr. Jeffrey Nash has been a director of ViaSat since 1987. Dr. Nash provides our Board with significant operational and financial expertise due to his background as an executive of, investor in, and consultant to technology companies in various fields, including communications, aerospace and defense. From 2003 to 2009, Dr. Nash was President and Chairman of Inclined Plane Inc., a privately-held consulting and intellectual property development company serving the defense, communications and media industries. Dr. Nash also brings significant expertise and perspective through his service as a member of the boards of directors of private and public companies in various industries, including defense. Dr. Nash previously served as a director of REMEC, Inc., a former manufacturer of microwave products for defense, commercial communications and related applications, and Pepperball Technologies, Inc., a former manufacturer of non-lethal personal defense equipment for law enforcement, security and personal defense applications.

Class III Directors with Terms Expiring in 2014

Mark Dankberg is a founder of ViaSat and has served as Chairman of the Board and Chief Executive Officer of ViaSat since its inception in May 1986. Mr. Dankberg provides our Board with significant operational, business and technological expertise in the satellite and communications industry, and intimate knowledge of the issues facing our management, having been a member of ViaSat’s founding group in May 1986. Mr. Dankberg also has significant expertise and perspective as a member of the boards of directors of companies in various industries, including communications. Mr. Dankberg serves as a director of TrellisWare Technologies, Inc., a majority-owned subsidiary of ViaSat that develops advanced signal processing technologies for communication applications, and was previously a director of REMEC, Inc., a former manufacturer of microwave products for defense, commercial communications and related applications. In addition, Mr. Dankberg serves on the board of Minnetronix, Inc., a privately-held medical device and design company. Prior to founding ViaSat, he was Assistant Vice President of M/A-COM Linkabit, a manufacturer of satellite telecommunications equipment, from 1979 to 1986, and Communications Engineer for Rockwell International Corporation from 1977 to 1979. Mr. Dankberg earned B.S.E.E. and M.E.E. degrees from Rice University.

Harvey White has been a director of ViaSat since May 2005. Mr. White provides our Board with significant operational, management and leadership expertise as an executive of large complex organizations in various industries, including wireless communications. Since June 2004, Mr. White has served as Chairman of (SHW)2 Enterprises, a business development and consulting firm. From September 1998 through June 2004, Mr. White served as Chairman and Chief Executive Officer of Leap Wireless International, Inc. (Nasdaq: LEAP). Leap Wireless filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in April 2003, and completed its financial restructuring and emerged from bankruptcy in August 2004. Prior to Leap Wireless, Mr. White was a co-founder of QUALCOMM Incorporated (Nasdaq: QCOM) where he held various positions including director, President and Chief Operating Officer. Mr. White also has significant expertise and perspective as a member of the boards of directors of private and public companies in various industries. Mr. White formerly served on the board of directors of Applied Micro Circuits Corporation (Nasdaq: AMCC) and Motive, Inc. Mr. White attended West Virginia Wesleyan College and Marshall University where he earned a B.A. degree in Economics.

Class I Directors with Terms Expiring in 2015

Dr. Robert Johnson has been a director of ViaSat since 1986. Dr. Johnson brings significant business and corporate finance expertise to our Board through his role as an investor in companies in various industries. Dr. Johnson has worked in the venture capital industry since 1980, and has acted as an independent investor and served on the board of directors of a number of entrepreneurial companies since 1983. Dr. Johnson formerly served as a director of hi/fn, inc. Dr. Johnson earned B.S. and M.S. degrees in Electrical Engineering from Stanford University and M.B.A. and D.B.A. degrees from the Harvard Business School.

John Stenbit has been a director of ViaSat since August 2004, and is a consultant for various government and commercial clients. Mr. Stenbit provides our Board with significant technological, defense and national security expertise as a result of his distinguished career of government service focused on the communications, aerospace and satellite fields. From 2001 to his retirement in March 2004, Mr. Stenbit served as the Assistant Secretary of Defense for Command, Control, Communications, and Intelligence (C3I) and later as Assistant Secretary of Defense of Networks and Information Integration / Department of Defense Chief Information Officer, the C3I successor organization. From 1977 to 2001, Mr. Stenbit worked for TRW, retiring as Executive Vice President. Mr. Stenbit was a Fulbright Fellow and Aerospace Corporation Fellow at the Technische Hogeschool, Einhoven, Netherlands. Mr. Stenbit has chaired the Science Advisory Panel to the Director for the Administrator of the Federal Aviation Administration. He also has significant expertise and perspective as a member of the boards of directors of private and public companies in various industries. Mr. Stenbit currently serves on the board of directors of Loral Space & Communications Inc. (Nasdaq: LORL) and Defense Group Inc., a private corporation. He also serves on the board of trustees of The Mitre Corp., a not-for-profit corporation, and as a member of the Advisory Boards of the National Security Agency, the Missile Defense Agency, the Defense Intelligence Agency and the Science Advisory Group of the U.S. Strategic Command. Mr. Stenbit previously served as a director of Cogent, Inc., SM&A Corporation and SI International, Inc.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the election of Mr. Bowman, Mr. Lay and Dr. Nash.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee has selected PricewaterhouseCoopers LLP as ViaSat’s independent registered public accounting firm for our fiscal year ending April 4, 2014. PricewaterhouseCoopers has served as our independent registered public accounting firm since the fiscal year ended March 31, 1992. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers, and may retain that firm or another without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

Principal Accountant Fees and Services

The following is a summary of the fees billed by PricewaterhouseCoopers for professional services rendered for the fiscal years ended March 29, 2013 and March 30, 2012:

Fee Category	Fiscal 2013 Fees ($)	Fiscal 2012 Fees ($)
Audit Fees	1,971,494	1,627,449
Audit-Related Fees	92,263	88,586
Tax Fees	84,036	69,568
All Other Fees	110,435	4,400

Total Fees	2,258,228	1,790,003

Audit Fees.    This category includes the audit of our annual consolidated financial statements and the audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    This category consists of assurance and related services provided by PricewaterhouseCoopers that are reasonably related to the performance of the audit or review of our consolidated financial statements, and are not reported above as Audit Fees. These services include accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees.    This category consists of professional services rendered by PricewaterhouseCoopers, primarily in connection with tax compliance, tax planning and tax advice activities. These services include assistance with the preparation of tax returns, claims for refunds, value added tax compliance, and consultations on state, local and international tax matters.

All Other Fees.    This category consists of fees for products and services other than the services reported above, including fees for subscription to PricewaterhouseCoopers’ on-line research tool.

Pre-Approval Policy of the Audit Committee

The Audit Committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the independent registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. During fiscal 2013, the fees paid to PricewaterhouseCoopers shown in the table above were pre-approved in accordance with this policy.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as ViaSat’s independent registered public accounting firm.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Overview

We are providing ViaSat stockholders with an opportunity to cast an advisory vote to endorse or not endorse the compensation of our Named Executive Officers (defined below) as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation philosophy, policies and practices described in this proxy statement.

At our last annual meeting of stockholders held in September 2012, an overwhelming majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. We were gratified that, at our last annual meeting, approximately 99% of the votes cast by our stockholders supported our executive compensation program. Our Board of Directors believes this affirms stockholders’ support of ViaSat’s approach to executive compensation.

Consistent with ViaSat’s compensation philosophy described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program has been designed to encourage high performance, promote accountability and align the interests of our executives with the interests of our stockholders by linking a substantial portion of compensation to the company’s performance. The program is designed to reward superior performance and provide financial consequences for underperformance. The program is also designed to attract, retain and motivate a talented team of executives with superior ability, experience and leadership to grow the company’s business and build stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in more detail how our compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and disclosure, which provide detailed information on the compensation of our Named Executive Officers. We believe that our executive compensation program fulfills these objectives and that the compensation of our Named Executive Officers is instrumental in contributing to ViaSat’s long-term success.

We request stockholder approval, on an advisory basis, of the compensation of ViaSat’s Named Executive Officers, as disclosed in ViaSat’s proxy statement for the 2013 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related compensation tables and disclosure.

While this advisory vote is non-binding, our Board of Directors values the opinions that our stockholders express in their votes and will, as a matter of good corporate practice, take into account the outcome of the vote when considering future compensation decisions.

Consistent with the preference of our stockholders as reflected in our prior non-binding advisory vote on the frequency of future say-on-pay votes, this say-on-pay advisory vote will be presented on an annual basis unless otherwise disclosed. Following this year’s advisory vote, the next scheduled say-on-pay advisory vote will take place at our 2014 annual meeting of stockholders.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the approval of the compensation of the Named Executive Officers as disclosed in this proxy statement.

PROPOSAL 4:

AMENDMENT TO THE

EMPLOYEE STOCK PURCHASE PLAN

Overview

We are requesting that our stockholders approve the amendment of our Employee Stock Purchase Plan. In this Proposal 4, we refer to our Employee Stock Purchase Plan as the Purchase Plan. On June 13, 2013, our Board of Directors approved the amendment of the Purchase Plan, to be effective as of September 18, 2013, subject to stockholder approval. The amended Purchase Plan implements the following changes:

•

The maximum number of shares of ViaSat common stock that may be issued under the Purchase Plan will be increased by 300,000 shares to 2,550,000 shares. Currently, the Purchase Plan is authorized to issue up to an aggregate of 2,250,000 shares of ViaSat common stock. As of July 1, 2013, a total of 2,075,985 of these shares had been issued and sold, and accordingly, only 174,015 shares remain available for purchase under the Purchase Plan. If the amended Purchase Plan is approved by the stockholders, the total number of shares remaining available for purchase under the Purchase Plan will be approximately 474,015.

•

The amended Purchase Plan will have two components in order to give us increased flexibility in the granting of purchase rights under the Purchase Plan to U.S. and to non-U.S. employees. Specifically, the amended Purchase Plan authorizes the grant of purchase rights that are intended to qualify for favorable U.S. federal tax treatment (the Section 423 Component) under Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the Code). To facilitate participation for employees located outside of the United States in light of non-U.S. law and other considerations, the amended Purchase Plan also provides for the grant of purchase rights that are not intended to be tax-qualified under Code Section 423 (the Non-Section 423 Component). The plan administrator will designate offerings made under the Non-Section 423 Component and, except as otherwise noted below, the Section 423 Component and the Non-Section 423 Component generally will be operated and administered in the same way.

The amended Purchase Plan will become effective as of September 18, 2013, provided it has been approved by our stockholders. If the amended Purchase Plan is not approved by our stockholders, the amended Purchase Plan will not become effective and the existing Purchase Plan will continue in effect.

Determination to Approve Amendments to the Purchase Plan

We firmly believe that the Purchase Plan is a necessary and powerful incentive and retention tool that benefits all of our stockholders. Specifically, the amended Purchase Plan will enable us to continue to: (1) provide eligible employees with a convenient means of acquiring an equity interest in ViaSat through payroll deductions, (2) enhance such employees’ sense of participation in the affairs of ViaSat, and (3) provide an incentive for continued employment. The Purchase Plan will also continue to align the interests of employees with those of stockholders through increased stock ownership.

Our Board of Directors approved the amendments to the Purchase Plan based upon a recommendation of the Compensation and Human Resources Committee. In making its determination, the Compensation and Human Resources Committee and the Board of Directors considered various factors in determining the appropriate number of shares to be added to the share reserve under the Purchase Plan, including an analysis of certain burn rate, dilution and overhang metrics and the costs of the increase in the share reserve. Specifically, the Board of Directors and the Compensation and Human Resources Committee considered that:

•

174,015 shares remained available for purchase under the Purchase Plan as of July 1, 2013. Based on historical usage, we estimate that these shares would only be sufficient for the next two offering periods, after which the remaining shares would be insufficient to meet the anticipated demand for shares under the Purchase Plan during the offering period that commences on July 1, 2014. Thus, the increase in the shares available for issuance under the Purchase Plan pursuant to the amendment is necessary to allow us to continue to provide an employee stock purchase plan to our employees through 2015 without interruption.

•

In 2012, 2011 and 2010, we issued a total of approximately 157,636 shares, 126,302 shares and 159,940 shares, respectively, under the Purchase Plan. This level of issuances represents a three-year average burn rate of 0.3% of fully diluted common shares outstanding (with the annual burn rate for each of 2012, 2011 and 2010 calculated based on the fully diluted common shares outstanding at December 31 of such year).

•

Based on this historical usage of the Purchase Plan, we estimate that the shares reserved for issuance under the amended Purchase Plan would be sufficient for awards for approximately eight to ten six-month offering periods, and that we would require an additional increase to the share reserve under the amended Purchase Plan in four to five years. However, the actual usage rate of the Purchase Plan may differ from historical usage rates and will depend on various factors, including employee participation levels, changes in our stock price and hiring activity, which we cannot predict with any degree of certainty at this time.

•

The total aggregate equity value of the 300,000 additional authorized shares being requested under the amendment to the Purchase Plan, based on the per share closing price of ViaSat common stock on July 1, 2013, is approximately $21.0 million.

•

In 2012, 2011 and 2010, our end of year overhang rate for the Purchase Plan was 0.6%, 1.0% and 1.3%, respectively, calculated by dividing (1) the number of shares remaining available for issuance under the Purchase Plan by (2) the number of our shares outstanding at the end of such year. If approved, the issuance of the additional 300,000 shares to be reserved under the amended Purchase Plan would dilute the holdings of stockholders by an additional 0.7% on a fully diluted basis, based on the number of shares of ViaSat common stock outstanding as of July 1, 2013.

In light of the factors described above, and the fact that continuing to offer an employee stock purchase plan is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, our Board of Directors has determined that the size of the increase to the share reserve under the Purchase Plan is reasonable and appropriate at this time. Our Board of Directors will not create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.

Purpose of the Purchase Plan

The primary purpose of the Purchase Plan is to provide employees an opportunity to participate in the ownership of the company by purchasing common stock of ViaSat through payroll deductions. The Purchase Plan is intended to benefit ViaSat as well as its stockholders and employees. The Purchase Plan gives employees an opportunity to purchase shares of common stock at a discounted price. We believe that our stockholders correspondingly benefit from the increased interest on the part of participating employees in the profitability of the company. Finally, ViaSat benefits from the periodic investments of capital provided by participants in the Purchase Plan.

Summary of the Purchase Plan

The following is a summary of the Purchase Plan, as amended pursuant to this proposal. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Purchase Plan, as amended and restated to reflect the amendments pursuant to this proposal, a copy of which is attached as Appendix A to this proxy statement.

General Nature.    The Purchase Plan was adopted to provide a means by which employees could be given an opportunity to purchase ViaSat stock and to assist them to provide for their future security and to encourage them to remain employees of ViaSat and its affiliates. Employees make such purchases by participation in the regular offering periods under the Purchase Plan.

Administration.    The Purchase Plan is administered by the Compensation and Human Resources Committee of the Board of Directors. Subject to the provisions of the Purchase Plan, the plan administrator determines the terms and conditions of the offerings under the Purchase Plan; provided, however, that all participants granted purchase rights in an offering which are intended to comply with Section 423 of the Code will have the same rights and privileges within the meaning of Section 423 of the Code. For purposes of the Purchase Plan, the plan administrator may designate separate offerings under the Purchase Plan, the terms of which need not be identical, in which eligible employees of one or more participating companies will participate, even if the dates of the applicable offering periods in each such offering are identical, provided that the terms of participation are the same within each separate offering as determined under Section 423 of the Code.

The plan administrator may adopt sub-plans, appendices, rules and procedures relating to the operation and administration of the Purchase Plan to facilitate participation in the Purchase Plan by employees who are foreign nationals or employed outside the United States. To the extent any sub-plan is inconsistent with the requirements of Section 423 of the Code, it will be considered part of the Non-Section 423 Component. The provisions of the Purchase Plan will govern any sub-plan unless superseded by the terms of such sub-plan.

Authorized Shares.    The maximum aggregate number of shares of ViaSat common stock that may be issued under the Purchase Plan is 2,550,000, which may be issued under either the Section 423 Component or the Non-Section 423 Component, and any such shares issued may consist of treasury shares or authorized and unissued shares.

Eligibility.    Only employees may participate in the Purchase Plan. For this purpose, an “employee” is any person who is regularly employed by ViaSat or any of its majority-owned subsidiaries which have been designated by the Board of Directors as participating companies under the Purchase Plan and who has been employed by a participating company for not less than five calendar days prior to the beginning of an offering period. No employee will be permitted to subscribe for shares under the Purchase Plan if, immediately upon purchase of the shares, the employee would own 5% or more of the total combined voting power or value of all classes of stock of ViaSat or its subsidiaries (including stock issuable upon exercise of options held by him or her), nor will any employee be granted a purchase right that would permit him or her to buy more than $25,000 worth of stock under the Purchase Plan (valued at the time such purchase right is granted) for each calendar year during which such purchase right is outstanding. An employee may purchase up to 100,000 shares during an offering period under the Purchase Plan. Any payroll deductions not applied to the purchase of shares due to the application of this limitation will be refunded to the participant. Participation in the Section 423 Component is further subject to the eligibility requirements of Section 423 of the Code.

If the grant of a purchase right under the Purchase Plan to any employee of a participating company who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the Purchase Plan to violate the requirements of Section 423 of the Code, as determined by the Compensation and Human Resources Committee in its sole discretion, such employee will not be permitted to participate in the Section 423 Component of the Purchase Plan.

In addition, with respect to the Non-Section 423 Component, all of the foregoing rules will apply in determining who is an eligible employee, except the plan administrator may limit eligibility further within a participating company so as to only designate some employees of a participating company as eligible employees, and to the extent the foregoing eligibility rules are not consistent with applicable local laws.

As of July 1, 2013, there were 2,345 employees eligible to participate in the Purchase Plan, of whom 1,299 were participants.

Offering Periods.    There is generally one offering period under the Purchase Plan during each six-month period commencing January 1 and July 1 of each year of the Purchase Plan. The current offering period will end on December 31, 2013. The first day of an offering period is referred to as the Grant Date. The last trading day of an offering period is referred to as the Exercise Date.

Purchase Price.    The purchase price per share at which shares will be sold in an offering under the Purchase Plan is the lower of (1) 85% of the fair market value of a share of ViaSat common stock on the Exercise Date or (2) 85% of the fair market value of a share of ViaSat common stock on the Grant Date. The fair market value per share of ViaSat common stock on a given date is the closing price as reported by Nasdaq. On July 1, 2013, the closing price of ViaSat common stock on the NASDAQ Global Select Market was $70.02 per share.

Payment of Purchase Price; Payroll Deductions.    The purchase price of the shares is generally accumulated by payroll deductions over the offering period unless payroll deductions are not permitted in a jurisdiction outside the United States. Each participant may authorize automatic payroll deductions in any multiple of 1% (up to a maximum of 5%) of his or her eligible compensation during the offering period. All payroll deductions made for a participant are credited to the participant’s account under the Purchase Plan and are included with the general funds of ViaSat, unless the funds for non-U.S. participants must be segregated and held in a separate account. Funds received upon sales of stock under the Purchase Plan are used for general corporate purposes. An employee may purchase up to 100,000 shares during an offering period under the Purchase Plan. Any payroll deductions not applied to the purchase of shares due to the application of this limitation will be refunded to the participant.

Withdrawal.    A participant may terminate his or her interest in a given offering by signing and delivering a notice of withdrawal from the Purchase Plan within such number of days prior to the Exercise Date of the applicable offering period as is prescribed by the plan administrator for withdrawals.

Termination of Employment.    Termination of a participant’s employment for any reason, including retirement, cancels his or her participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant’s account will be returned without interest to such participant. A transfer of employment from one participating company to another will not constitute a termination of employment for purposes of the Purchase Plan, but may result in the participant participating in a different offering under the Purchase Plan. If the employment of a participant is terminated by the participant’s death, the executor of such participant’s will or the administrator of such participant’s estate may request payment of the balance in the participant’s account, in which event the payroll deductions credited to the participant’s account will be returned without interest to such participant’s heirs. If we do not receive such notice prior to the Exercise Date, the participant’s right to purchase shares under the Purchase Plan will be deemed to have been exercised on the Exercise Date.

Share Proration.    Should the total number of shares of ViaSat common stock which are to be purchased under outstanding purchase rights on any Exercise Date exceed (1) the number of shares then available for issuance under the Purchase Plan or (2) the number of shares available for issuance under the Purchase Plan as of the commencement of that offering period, the Compensation and Human Resources Committee will make a pro rata allocation of the available shares in as nearly a uniform manner as possible, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the ViaSat common stock prorated to such individual, will be refunded to such participant.

Capital Changes.    In the event of any changes in our capitalization, such as stock splits, stock dividends, recapitalizations or combinations, resulting in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made in the shares subject to purchase and in the price per share under the Purchase Plan.

Effect of Liquidation, Dissolution, Sale of Assets or Merger.    In the event of liquidation, dissolution, merger, consolidation or sale of all or substantially all of the assets of ViaSat or 50% or more of ViaSat’s then outstanding voting stock, the Exercise Date with respect to the current offering period will be the business day immediately preceding the effective date of such event (or such other prior date determined by the Compensation and Human Resources Committee), unless the Compensation and Human Resources Committee provides for the assumption or substitution of such rights to purchase shares of common stock under the Purchase Plan.

Amendment and Termination of the Purchase Plan.    The Purchase Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by our Board of Directors. However, without approval of our stockholders, the Purchase Plan may not be amended to (1) change the number or type of shares of common stock reserved for issuance under the Purchase Plan, (2) decrease the purchase price of common stock issued under the Purchase Plan below a price computed in accordance with the applicable provisions of the Purchase Plan, (3) alter the requirements for eligibility to participate in the Purchase Plan, or (4) amend the Purchase Plan in any manner which would cause the Section 423 Component of the Purchase Plan to no longer be an “employee stock purchase plan” within the meaning of the Code.

The amendment to the Purchase Plan will not take effect unless and until it has been approved by our stockholders. If the amended Purchase Plan is not approved by our stockholders, the amended Purchase Plan will not become effective and the existing Purchase Plan will continue in effect.

U.S. Federal Income Tax Consequences

The following is a general summary under current law of the material U.S. federal income tax consequences to an employee who participates in the Purchase Plan. This summary deals with the general U.S. federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. This summary also assumes that the Section 423 Component complies with Section 423 of the Code and is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a participant’s personal circumstances. This summarized tax information is not tax advice and a participant of an award should rely on the advice of his or her legal and tax advisors.

As described above, the amended Purchase Plan has a Section 423 Component and a Non- Section 423 Component. The tax consequences for a U.S. taxpayer will depend on whether he or she participates in the Section 423 Component or the Non-Section 423 Component.

Tax Consequences to U.S. Participants in the Section 423 Component.    The right of participants to make purchases under the Section 423 Component are intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Purchase Plan. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Tax Consequences to U.S. Participants in the Non-Section 423 Component.    A U.S. participant in the Non-Section 423 Component will have compensation income equal to the value of the common stock on the day he or she purchased the common stock less the purchase price.

When a participant sells the common stock he or she purchased under the Non-Section 423 Component of the Purchase Plan, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the common stock on the day he or she purchased it. This capital gain or loss will be long-term if the participant held the common stock for more than one year and otherwise will be short-term.

Any compensation income that a participant receives upon the purchase of shares of common stock under the Non-Section 423 Component of the Purchase Plan is subject to withholding for income, medicare and social security taxes, as applicable. In addition, the compensation income is required to be reported as ordinary income to the participant on his or her annual Form W-2, and the participant is responsible for ensuring that this income is reported on his or her individual income tax return.

We are entitled to a deduction for amounts taxed as ordinary income to a participant to the extent of ordinary income recognized upon a purchase made under the Non-Section 423 Component.

New Plan Benefits

Because the number of shares that may be purchased under the Purchase Plan will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance. No shares of common stock have been issued with respect to the 300,000 share increase for which stockholder approval is sought under this Proposal 4. For illustrative purposes only, the following table sets forth (1) the number of shares of ViaSat common stock that were purchased under the Purchase Plan during the 2013 fiscal year, and (2) the aggregate purchase price paid, for the individuals and groups identified below.

Name or Group	Number of Shares Purchased (#)	Aggregate Purchase Price ($)
Mark Dankberg	—	—
Richard Baldridge	—	—
Shawn Duffy	167	5,389
Kevin Harkenrider	109	3,517
Keven Lippert	—	—
Ronald Wangerin	345	11,076
All current executive officers, as a group (11 persons) (1)	1,315	42,433
All current directors who are not executive officers, as a group (6 persons) (2)	—	—
All other employees, as a group (1,123 persons)	156,321	5,044,363

(1)	Excludes Mr. Wangerin, who resigned from his position as Vice President and Chief Financial Officer on August 17, 2012.
(2)	Directors who are not ViaSat employees are not eligible to participate in the Purchase Plan.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the amendment to the Employee Stock Purchase Plan.

OWNERSHIP OF SECURITIES

Beneficial Ownership Table

The following table sets forth information known to us regarding the ownership of ViaSat common stock as of July 1, 2013 by (1) each director, (2) each of the Named Executive Officers identified in the Summary Compensation Table, (3) all directors and executive officers of ViaSat as a group, and (4) all other stockholders known by us to be beneficial owners of more than 5% of ViaSat common stock.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent Beneficial Ownership (%) (3)
Directors and Officers:
Mark Dankberg	1,965,030	(4)	4.3
Robert Johnson	672,296	(5)	1.5
B. Allen Lay	379,013	(6)	*
Jeffrey Nash	377,815	(7)	*
Richard Baldridge	311,806	(8)	*
John Stenbit	72,200	(9)	*
Harvey White	67,100	(10)	*
Keven Lippert	35,684	(11)	*
Kevin Harkenrider	17,673	(12)	*
Shawn Duffy	3,459		*
Bruce Dirks	2,000		*
Robert Bowman	—		—
All directors and executive officers as a group (17 persons)	4,910,700	(13)	10.6
Other 5% Stockholders:
The Baupost Group, L.L.C.	11,000,000	(14)	24.2
FPR Partners, LLC	5,982,286	(15)	13.2
FMR LLC	3,959,600	(16)	8.7
BlackRock, Inc.	3,088,046	(17)	6.8
The Vanguard Group	2,462,999	(18)	5.4

*	Less than 1%.
(1)	Under the rules of the SEC, a person is the beneficial owner of securities if that person has sole or shared voting or investment power. Except as indicated in the footnotes to this table and subject to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.
(2)	In computing the number of shares beneficially owned by a person named in the table and the percentage ownership of that person, shares of common stock that such person had the right to acquire within 60 days after July 1, 2013 are deemed outstanding, including without limitation, upon the exercise of options or the vesting of restricted stock units. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. References to options in the footnotes of the table include only options to purchase shares that were exercisable within 60 days after July 1, 2013 and references to restricted stock units in the footnotes of the table include only restricted stock units that are scheduled to vest within 60 days after July 1, 2013. This column includes the following numbers of shares which the identified director or Named Executive Officer has shared voting and investment power through family trusts or other accounts: Mr. Baldridge (104,307); Mr. Dankberg (1,540,381); Dr. Johnson (607,296); Mr. Lay (334,013); Dr. Nash (332,815); Mr. Stenbit (6,600) and Mr. White (42,100).
(3)	For each person included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of (a) 45,434,313 shares of common stock outstanding on July 1, 2013 plus (b) the number of shares of common stock that such person had the right to acquire within 60 days after July 1, 2013.

(4)	Includes 423,500 shares subject to options exercisable by Mr. Dankberg within 60 days after July 1, 2013. Includes 587,049 shares pledged as collateral in a brokerage margin account.
(5)	Includes 65,000 shares subject to options exercisable by Dr. Johnson within 60 days after July 1, 2013.
(6)	Includes 35,000 shares subject to options exercisable by Lay Ventures L.P. within 60 days after July 1, 2013 and 10,000 shares subject to options exercisable by Mr. Lay within 60 days after July 1, 2013.
(7)	Includes 45,000 shares subject to options exercisable by Dr. Nash within 60 days after July 1, 2013.
(8)	Includes 206,000 shares subject to options exercisable by Mr. Baldridge within 60 days after July 1, 2013.
(9)	Includes 64,000 shares subject to options exercisable by Mr. Stenbit within 60 days after July 1, 2013.
(10)	Includes 25,000 shares subject to options exercisable by Mr. White within 60 days after July 1, 2013.
(11)	Includes 31,939 shares subject to options exercisable by Mr. Lippert within 60 days after July 1, 2013.
(12)	Includes 12,500 shares subject to options exercisable by Mr. Harkenrider within 60 days after July 1, 2013.
(13)	Excludes Mr. Wangerin, who resigned from his position as Vice President and Chief Financial Officer on August 17, 2012.
(14)	Based solely on information contained in a Schedule 13G jointly filed with the SEC on February 13, 2013 by The Baupost Group, L.L.C. (Baupost), Baupost Value Partners, L.P.-IV, SAK Corporation and Seth A. Klarman. The Schedule 13G reports that each of Baupost, SAK Corporation and Mr. Klarman has shared voting power and shared dispositive power with respect to 11,000,000 shares. Baupost Value Partners, L.P.-IV has shared voting power and shared dispositive power with respect to 3,941,470 shares. Baupost is a registered investment adviser and acts as an investment adviser and general partner to certain investment limited partnerships, including Baupost Value Partners, L.P.-IV. SAK Corporation is the Manager of Baupost. Mr. Klarman is the sole director and sole officer of SAK Corporation and a controlling person of Baupost. The address of Baupost, Baupost Value Partners, L.P.-IV, SAK Corporation and Mr. Klarman is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.
(15)	Based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2013 by FPR Partners, LLC. The Schedule 13G reports that the number of shares stated therein includes shares held directly by FPR Partners, LP (FPR LP) and reported on a Schedule 13G filed jointly by FPR LP and FPR LP’s general partner, BART Partners, LLC, on January 4, 2013. The address of FPR Partners, LLC is 199 Fremont Street, Suite 2500, San Francisco, California 94105.
(16)	Based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2013 by FMR LLC. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
(17)	Based solely on information contained in a Schedule 13G filed with the SEC on February 7, 2013 by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(18)	Based solely on information contained in a Schedule 13G filed with the SEC on February 11, 2013 by The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of ViaSat common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to furnish us with copies of all forms that they file. Based solely on our review of copies of these forms in our possession, or in reliance upon written representations from our directors and executive officers, we believe that all of our directors, executive officers and 10% stockholders complied with the Section 16(a) filing requirements during the fiscal year ended March 29, 2013, with the exceptions noted herein. A late report was filed on behalf of Mr. Lippert to report the sale of 300 shares of ViaSat common stock pursuant to his Rule 10b5-1 trading plan. A late report was also filed on behalf of the Hart Family Trust with respect to a gift made by the Trust.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information regarding the compensation program in place for our executive officers, including the Named Executive Officers identified in the Summary Compensation Table, during our 2013 fiscal year. In particular, this Compensation Discussion and Analysis provides information related to each of the following aspects of our executive compensation program:

•	overview and objectives of our executive compensation program,

•	explanation of our executive compensation processes and criteria,

•	description of the components of our compensation program, and

•	discussion of how each component fits into our overall compensation objectives.

Overview and Objectives of Executive Compensation Program

The principal components of our executive compensation program include:

•	base salary,

•	short-term or annual awards in the form of cash bonuses,

•	long-term equity awards, and

•	other benefits generally available to all of our employees.

Our executive compensation program incorporates these components because our Compensation and Human Resources Committee considers a blend of these components to be necessary and effective in order to provide a competitive total compensation package to our executive officers while meeting the principal objectives of our executive compensation program. In addition, the Compensation and Human Resources Committee believes that our use of base salary, annual cash bonuses and long-term equity awards as the primary components of our executive compensation program is consistent with the executive compensation programs employed by technology companies of similar size and stage of growth.

Our overall compensation objectives are premised on the following three fundamental principles, each of which is discussed below: (1) a significant portion of executive compensation should be performance-based, linking the achievement of company financial objectives and individual objectives; (2) the financial interests of our executive management and our stockholders should be aligned; and (3) the executive compensation program should be structured so that we can compete in the marketplace in hiring and retaining top level executives in our industry with compensation that is competitive and fair. Because our compensation program is designed to reward prudent business judgment and promote disciplined progress towards longer-term company goals, we believe that our balanced compensation policies and practices do not encourage unnecessary and excessive risk-taking by employees that could reasonably be expected to have a material adverse effect on us.

Performance-Based Compensation.    We strongly believe that a significant amount of executive compensation should be performance-based. In other words, our compensation program is designed to reward superior performance, and we believe that our executive officers should feel accountable for the overall performance of our business and their individual performance. In order to achieve this objective, we have structured our compensation program so that executive compensation is tied, in large part, directly to both company-wide and individual performance. For example, and as discussed specifically below, annual cash bonuses are based on, among other things, pre-determined corporate financial performance metrics and operational targets and individual performance.

Alignment with Stockholder Interests.    We believe that executive compensation and stockholder interests should be linked, and our compensation program is designed so that the financial interests of our executive officers are aligned with the interests of our stockholders. We accomplish this objective in a couple of ways. First, as noted above, payments of annual cash bonuses are based on, among other things, pre-determined corporate financial performance metrics and operational targets that, if achieved, we believe enhance the value of our common stock.

Second, a significant portion of the total compensation paid to our executive officers is paid in the form of equity to further align the interests of our executive officers and our stockholders. In this regard, our executive officers are subject to the downside risk of a decrease in the value of their compensation in the event that the price of our common stock declines. We believe that a combination of restricted stock units and stock option awards, which vest with the passage of time, provides meaningful long-term awards that are directly related to the enhancement of stockholder value. In addition, the time-vesting schedule of restricted stock units and stock option awards furthers the goal of executive retention.

Structure Allows Competitive and Fair Compensation Packages.    We provide innovative satellite and other wireless communications and networking products, systems and services for commercial, military and civil government customers. We believe that our industry is highly specialized and competitive. Stockholders are best served when we can attract and retain talented executives with compensation packages that are competitive and fair. Therefore, we strive to create a compensation package for executive officers that delivers compensation that is comparable to the total compensation delivered by the companies with which we compete for executive talent.

Compensation Processes and Criteria

The Compensation and Human Resources Committee is responsible for determining our overall executive compensation philosophy, and for evaluating and recommending all components of executive officer compensation to our Board of Directors for approval. The Compensation and Human Resources Committee acts under a written charter adopted and approved by our Board and may, in its discretion, obtain the assistance of outside advisors, including compensation consultants, legal counsel and accounting and other advisors. Three outside directors currently serve on the Compensation and Human Resources Committee. Each member qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and as independent within the meaning of the corporate governance standards of Nasdaq. A copy of the Compensation and Human Resources Committee charter can be found on the Investor Relations section of our website at investors.viasat.com.

Because our executive compensation program relies on the use of three relatively straightforward components (base salary, annual cash bonuses and long-term equity awards), the process for determining each component of executive compensation remains fairly consistent across each component. The Compensation and Human Resources Committee determines compensation in a manner consistent with our primary objectives for executive compensation discussed above. In determining each component of executive compensation, the Compensation and Human Resources Committee generally considers each of the following factors:

•	industry compensation data,

•	individual performance and contributions,

•	company financial and operational performance,

•	company strategic positioning,

•	total executive compensation,

•	affordability of cash compensation based on ViaSat’s financial results,

•	results of the most recent say-on-pay vote, and

•	availability and affordability of shares for equity awards.

Industry Compensation Data.    The Compensation and Human Resources Committee reviews the executive compensation data of comparable technology companies and other companies which are otherwise relevant as part of the process of determining executive compensation. In fiscal 2013, the Compensation and Human Resources Committee again engaged Compensia, independent compensation consultant to the Compensation and Human Resources Committee, to provide insight and advice on matters regarding trends in executive officer compensation and benefits practices. After conducting an evaluation using the factors established by Nasdaq, the Compensation and Human Resources Committee determined that Compensia is independent and that there is no conflict of interest resulting from the engagement of Compensia during fiscal 2013.

With the assistance of Compensia, the Compensation and Human Resources Committee reviewed the compensation practices of a peer group of companies consisting of a broad range of companies in the high technology industry. In 2013, our peer group consisted of the following companies: ADTRAN, ARRIS Group, Avid Technology, Brocade, Comtech Telecommunications, Cubic, FLIR Systems, Heico, Loral, Orbital Sciences, Polycom, RF Micro Devices, Skyworks Solutions, Teledyne, Tellabs and Trimble Navigation. The peer group was selected based on industry, net income, revenues, earnings per share and market capitalization, and was unchanged from the peer group used for executive compensation determination purposes for fiscal year 2012. The Compensation and Human Resources Committee believes that this group of companies provides an appropriate peer group because they consist of similar organizations against whom we compete to obtain and retain top quality talent. In addition to peer group data, the Compensation and Human Resources Committee also reviewed information from the Radford Global Technology Survey, a nationally recognized compensation survey containing market information of companies in the high technology industry. This survey was not compiled specifically for ViaSat but rather represents a database containing comparative compensation data and information for hundreds of other high technology companies, thereby permitting the Compensation and Human Resources Committee to review pooled compensation data for positions similar to those held by each executive officer. The survey information provided to the Compensation and Human Resources Committee does not include the particular names of those companies whose pay practices are surveyed with respect to any particular position being reviewed. Unlike peer group compensation data, which is limited to publicly available information and does not provide precise comparisons by position, the more comprehensive survey data can be used to provide pooled compensation data for positions closely akin to those held by each executive officer. In addition, the pool of senior executive talent from which we draw and against which we compare ourselves extends beyond the limited community of ViaSat’s immediate peer group and includes a wide range of other organizations in the technology sector outside ViaSat’s traditional competitors, which range is represented by such surveys. As a result, the Compensation and Human Resources Committee relies on a combination of industry survey data and peer group compensation data in evaluating our executive compensation.

Individual Performance.    The Compensation and Human Resources Committee makes an assessment of individual executive performance and contributions. The individual performance assessments made by the Compensation and Human Resources Committee are based in part on input from executive management. As part of our executive compensation process, our Chief Executive Officer and President provide input to the Compensation and Human Resources Committee on the individual performance and contributions of executives other than themselves. With respect to assessing the individual performance of our Chief Executive Officer, the Compensation and Human Resources Committee relies on an annual assessment completed by our Nomination, Evaluation and Corporate Governance Committee. While the Compensation and Human Resources Committee believes input from management and outside advisors is valuable, the Compensation and Human Resources Committee makes its recommendations and decisions based on its independent analysis and assessment.

Company Financial and Operational Performance.    As previously discussed, a major component of our executive compensation program is the belief that a significant amount of executive compensation should be based on performance, including company financial and operational performance. These financial and operational performance metrics are important factors considered by the Compensation and Human Resources Committee in determining base salary, cash bonuses and equity awards.

Company Strategic Positioning.    Given the importance of the long-term performance of the company, the current strategic positioning of the company is also a significant factor in the assessment and determination of our executive compensation program. The Compensation and Human Resources Committee takes into account the strategic positioning of the company as a basis for determining annual cash bonus compensation and other executive compensation.

Total Executive Compensation.    As part of reviewing each component of executive officer compensation, the Compensation and Human Resources Committee also considers the total compensation of the executive. This review of total compensation is completed to assure that each executive’s total compensation remains appropriately competitive and continues to meet the compensation objectives described above.

Affordability.    Prior to completing the executive cash compensation (base salary and annual cash bonuses) process, the Compensation and Human Resources Committee confirms that the proposed cash compensation is affordable under and consistent with ViaSat’s financial results. With respect to equity compensation, the Compensation and Human Resources Committee confirms the availability and affordability of shares prior to granting the equity awards to executives. To the extent the Compensation and Human Resources Committee determines that a component of executive compensation is not affordable, appropriate adjustments to that compensation component are made prior to final approval by the Compensation and Human Resources Committee and any subsequent recommendation to the Board.

The Role of Stockholder Say-on-Pay Votes.    At our most recent annual meeting of stockholders, we conducted a non-binding advisory vote on the compensation of our Named Executive Officers, commonly referred to as a “say-on-pay” vote. Our stockholders overwhelmingly approved the compensation of our Named Executive Officers, with approximately 99% of stockholder votes cast in favor of our executive compensation program. As the Compensation and Human Resources Committee evaluated our executive compensation policies and practices throughout 2013, they were mindful of the strong support our stockholders expressed for our compensation philosophy and objectives. As a result, the Compensation and Human Resources Committee decided to retain our general approach to executive compensation, with an emphasis on incentive compensation that rewards our most senior executives when they deliver value for our stockholders, and as a result, made no significant changes to our executive compensation program. The Compensation and Human Resources Committee will continue to consider the outcome of say-on-pay advisory votes when making future compensation decisions for the Named Executive Officers.

Determination of Compensation.    The Compensation and Human Resources Committee and the Board hold several meetings each year for the review, discussion and determination of executive compensation. After considering the factors for executive compensation described above, the Compensation and Human Resources Committee determines (or makes a recommendation to the Board) regarding the appropriate compensation for each individual executive officer. However, we do not believe that it is appropriate to establish compensation levels solely by benchmarking. We rely upon the judgment of our Compensation and Human Resources Committee members in making compensation decisions, after reviewing the performance of the company and carefully evaluating an executive officer’s performance during the year against established goals, leadership qualities, individual contributions, operational results, business responsibilities, experience, career with the company, current compensation arrangements and long-term potential to enhance stockholder value. While competitive market compensation paid by other companies is one of the many factors that we consider in assessing the reasonableness of compensation, we do not attempt to maintain a certain target percentile within a peer group or otherwise rely entirely on that data to determine executive officer compensation. Instead, we incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions. Our mix of compensation elements is designed to reward recent results, align compensation with stockholder interests and fairly compensate executives through a combination of cash and equity incentive awards.

Components of Our Compensation Program

As discussed above, the components of our compensation program are the following: base salary, annual cash bonuses, long-term equity-based compensation and certain other benefits that are generally available to all of our employees.

Base Salary.    In determining base salary, the Compensation and Human Resources Committee primarily considers (1) executive compensation survey results from Radford, which generally reports a compensation range for each position, (2) compensation data of our peer group companies prepared and analyzed by our independent compensation consultants, and (3) individual performance and contributions. In evaluating individual executive performance and contributions, the Compensation and Human Resources Committee also considers to what extent the executive:

•	sustains a high level of performance,

•	demonstrates leadership and success in contributing toward ViaSat’s achievement of key business and financial objectives,

•	contributes significantly to the development and execution of ViaSat’s long-term strategy,

•	has a proven ability to help create stockholder value, and

•	possesses highly developed skills and abilities critical to ViaSat’s success.

In assessing individual executive performance and contributions during fiscal 2013, the Compensation and Human Resources Committee considered the individual contributions to the attainment by the company of key strategic objectives, such as the level of subscriber additions on the ViaSat-1 based Exede service, continued growth of the company’s global mobile broadband business, key awards and strong company strategic positioning. In determining fiscal 2014 base salaries for executive officers, the Compensation and Human Resources Committee also took into account other factors, including total executive compensation, ViaSat’s recent corporate performance, industry awards and other recognition for the ViaSat-1 satellite and Exede service, and confirmation of affordability under ViaSat’s financial plan. In light of the foregoing, the Compensation and Human Resources Committee set new base salaries for each of the executive officers. The following table describes the base salaries for fiscal 2013 and fiscal 2014 for each of our Named Executive Officers.

Fiscal Year 2013 and Fiscal Year 2014

Base Salary

Executive	Fiscal Year 2013 Base Salary ($)	Fiscal Year 2014 Base Salary ($)	Percentage Increase (%)
Mark Dankberg	875,000	915,000	4.6
Richard Baldridge	660,000	690,000	4.5
Bruce Dirks (1)	—	420,000	n/a
Shawn Duffy (2)	275,000	325,000	18.2
Kevin Harkenrider	355,000	365,000	2.8
Keven Lippert	400,000	420,000	5.0
Ronald Wangerin (3)	322,000	—	n/a

(1)	Mr. Dirks was appointed as Chief Financial Officer on April 26, 2013.
(2)	Ms. Duffy served as interim Chief Financial Officer commencing on August 20, 2012, and following the appointment of Mr. Dirks as Chief Financial Officer on April 26, 2013, she resumed her position as Vice President, Chief Accounting Officer and Corporate Controller of ViaSat.
(3)	Mr. Wangerin resigned from his position as Vice President and Chief Financial Officer on August 17, 2012.

Annual Cash Bonuses.    Consistent with our overall compensation objectives of linking compensation to performance, aligning executive compensation with stockholder interests and attracting and retaining top level executive officers in our industry, our Compensation and Human Resources Committee approved annual cash bonuses for fiscal 2013. Under our executive compensation program, targets for cash bonuses are established as a percentage of base salary and actual award amounts are determined primarily based on the achievement of certain company and individual performance objectives. For fiscal 2013, the target amount for annual cash bonuses was determined by the Compensation and Human Resources Committee primarily based on industry compensation surveys and validated with compensation data from peer group companies. Target bonuses, as a percentage of base salary, were unchanged for the executive officers from fiscal 2012 levels. In determining the target bonus amounts, the Compensation and Human Resources Committee also considered the expected individual contributions of each executive toward the overall success of the company.

For fiscal 2013, the metrics for determining annual cash bonuses for our Named Executive Officers other than our Chief Executive Officer placed equal emphasis on ViaSat’s annual financial performance and individual performance. The financial objectives were set at the beginning of the 2013 fiscal year and were based on the year’s internally-developed financial plan, which was approved by our Board. The individual performance objectives for the executive officers (excluding the Chief Executive Officer) were determined by the Compensation and Human

Resources Committee, with the objectives for the executive officers other than our Chief Executive Officer and President based on input and recommendations from our Chief Executive Officer and President. These individual performance objectives are qualitative in nature and not quantifiable. Each individual executive officer’s attainment of individual performance objectives, while made in the context of such pre-established objectives, is based upon a subjective evaluation of individual performance by the Compensation and Human Resources Committee. The annual performance metrics for determining annual cash bonuses, both financial and individual, are intended to be challenging but achievable. The table below describes the company financial and individual objectives and weighting of each objective used for determining annual cash bonuses for our executive officers (other than our Chief Executive Officer) for fiscal 2013.

Fiscal 2013 Cash Bonus Objectives

Performance Metric	Approximate Weighting (%)	Fiscal 2013 Objective	Fiscal 2013 Actual Results
Financial — Non-GAAP Diluted Net Income Per Share Attributable to ViaSat, Inc. Common Stockholders (1)	10	$0.88	$0.02
Financial — Adjusted EBITDA (2)	12.5	$229.1 million	$163.3 million
Financial — New Contract Awards	7.5	$1,386.0 million	$1,373.4 million
Financial — Total Revenues	12.5	$1,155.0 million	$1,119.7 million
Financial — Net Operating Asset Turnover	7.5	5.32	5.69
Individual — Contribution Toward Achievement of Company Financial Targets	30	—	—
Individual — Achievement of Individual Goals	20	—	—

(1)	Non-GAAP diluted net income (loss) per share attributable to ViaSat, Inc. common stockholders excludes the effects of amortization of acquired intangible assets, acquisition-related expenses, non-cash stock based compensation expenses and loss on extinguishment of debt, net of tax. An itemized reconciliation between net income (loss) per share attributable to ViaSat, Inc. on a GAAP and non-GAAP basis for fiscal 2013 is set forth below:

Twelve months ended March 29, 2013

(In thousands, except per share data)
GAAP net income (loss) attributable to ViaSat, Inc.	$(41,172)
Amortization of acquired intangible assets	15,584
Stock based compensation expense	27,035
Loss on extinguishment of debt	26,501
Income tax effect	(27,047)

Non-GAAP net income (loss) attributable to ViaSat, Inc.	$901

Non-GAAP net income (loss) per share attributable to ViaSat, Inc.	$0.02

Diluted common equivalent shares	43,931

(2)	Adjusted EBITDA represents net income (loss) attributable to ViaSat, Inc. before interest, taxes, depreciation and amortization, adjusted to exclude the effects of non-cash stock based compensation expense, loss on extinguishment of debt and acquisition-related expenses. We use Adjusted EBITDA to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs and to evaluate future growth opportunities. An itemized reconciliation between net income (loss) attributable to ViaSat, Inc. and Adjusted EBITDA for fiscal 2013 is set forth below:

Twelve months ended March 29, 2013
(In thousands, except per share data)
GAAP net income (loss) attributable to ViaSat ,Inc.	$(41,172)
Benefit from income taxes	(50,054)
Interest expense, net	43,820
Depreciation and amortization	157,171
Stock based compensation expense	27,035
Loss on extinguishment of debt	26,501

Adjusted EBITDA	$163,301

For purposes of determining the annual cash bonus for our Chief Executive Officer in fiscal 2013, the Compensation and Human Resources Committee relied on an assessment of our Chief Executive Officer completed by the Nomination, Evaluation and Corporate Governance Committee. The criteria used by the Nomination, Evaluation and Corporate Governance Committee for our Chief Executive Officer’s fiscal 2013 evaluation included the following, with approximately equal weighting applied to each of the three main categories:

•	Company Financial Performance. Earnings per share, Adjusted EBITDA, new contract awards, revenues and net operating asset turnover (at the same levels as set forth in the table above).

•	Leadership. Defining, managing and attaining corporate goals, exemplifying and promoting ethics and integrity throughout the company.

•	Strategic. Industry positioning, short-term and long-term strategies, measurable progress in key business areas and effective pursuit of growth strategies.

The performance metrics for determining the annual cash bonuses for our Chief Executive Officer consist of both objective and subjective criteria. Under the objective performance factors, the company must achieve quantifiable financial performance metrics, as described above. As is the case with our other executive officers, the attainment of our Chief Executive Officer’s leadership and strategic individual performance factors while made in the context of the objective criteria, is based upon a subjective evaluation of his individual performance by the Compensation and Human Resources Committee with input from the Nomination, Evaluation and Corporate Governance Committee. With respect to “Leadership” performance, the Nomination, Evaluation and Corporate Governance Committee determined that Mr. Dankberg achieved, among other things:

•	industry recognition of the Company’s business strategy,

•	improvements in the Company’s internal business area strategic and business reviews,

•	improved performance of the Company’s senior management team, and

•	continued leadership in maintaining a positive and highly ethical corporate culture.

In terms of “Strategic” objectives, the Nomination, Evaluation and Corporate Governance Committee determined that Mr. Dankberg achieved, among other things:

•	completed additional financing needed for Company’s strategic growth,

•	positive industry reviews of Company’s newly launched Exede internet service,

•	strong growth in subscriber additions for the Exede service,

•	substantial progress in design and development of next generation satellite technologies,

•	key awards in the commercial infrastructure and government business areas,

•	strong growth in government business segment despite challenging Department of Defense budget environment, and

•	solid positioning of the Company’s government global mobile service business.

In coming to its determination, the Compensation and Human Resources Committee does not follow any guidelines nor are there any such standing guidelines regarding the exercise of such discretion.

The executive bonus program does not have any pre-established minimum or maximum payout. At the beginning of each fiscal year, the Board approves ViaSat’s financial plan for the upcoming fiscal year and the Compensation and Human Resources Committee approves the target bonus pool (executives and employees) for the upcoming fiscal year. The Board and the Compensation and Human Resources Committee also retain the discretion to take additional factors into account (such as market conditions, key awards, total executive compensation, strategic positioning, additional company financial metrics or extraordinary individual contributions) and make adjustments to executive bonus compensation to the extent appropriate.

Based upon ViaSat’s financial results for fiscal 2013 relative to the pre-established financial objectives described above and the Compensation and Human Resources Committee’s subjective evaluation of ViaSat’s other corporate achievements during fiscal 2013 and individual executive performance, the Compensation and Human Resources Committee, acting under delegation of authority from the Board, approved the cash bonuses in the table below for our Named Executive Officers for fiscal 2013 (paid in fiscal 2014). The Compensation and Human Resources Committee determined that the company’s achievement relative to the pre-established financial objectives described above was 53%. In making its overall determinations relative to the individual component of each executive’s bonus, the Compensation and Human Resources Committee placed special emphasis on the strong leadership provided by the executive team in the achievement of critical non-financial, operational and strategic business objectives during fiscal 2013, specifically including each executive’s contributions during the fiscal year to the level of subscriber additions on the ViaSat-1 based Exede service, key infrastructure awards, continued growth in the company’s global mobile broadband service business, and strong strategic positioning, resulting in the bonus awards reflected in the following table.

Fiscal 2013 Cash Bonuses

Executive	Target Cash Bonuses As Percentage of Base Salary (%)	Actual Cash Bonuses ($)	Actual Cash Bonuses As Percentage of Base Salary (%)
Mark Dankberg	100-120	850,000	97
Richard Baldridge	100-120	625,000	95
Bruce Dirks (1)	—	—	—
Shawn Duffy (2)	50-75	150,000	55
Kevin Harkenrider	50-75	210,000	59
Keven Lippert	50-75	225,000	56
Ronald Wangerin (3)	50-75	—	—

(1)	Mr. Dirks was appointed as Chief Financial Officer on April 26, 2013.
(2)	Ms. Duffy served as interim Chief Financial Officer commencing on August 20, 2012, and following the appointment of Mr. Dirks as Chief Financial Officer on April 26, 2013, she resumed her position as Vice President, Chief Accounting Officer and Corporate Controller of ViaSat.
(3)	Mr. Wangerin resigned from his position as Vice President and Chief Financial Officer on August 17, 2012.

Equity-Based Compensation.    Consistent with our belief that equity-based compensation is a key component of an effective executive compensation program at growth-oriented technology companies, our Board approved (upon recommendation of our Compensation and Human Resources Committee) long-term equity awards to our executive officers in fiscal 2013. Our Compensation and Human Resources Committee determined equity award levels for fiscal 2013 in a manner consistent with the determination of base salary and annual cash bonuses. The Compensation and Human Resources Committee considered (1) the industry compensation data described above, (2) individual performance and contributions, (3) total executive compensation, and (4) the availability and affordability of shares for equity grants in determining equity compensation for executives. For fiscal 2013 equity compensation awards, the Compensation and Human Resources Committee engaged Compensia to assist the Compensation and Human Resources Committee in providing market data and recommendations related to equity compensation grants for our executive officers. In addition, the Compensation and Human Resources Committee relied on the equity compensation survey data from Radford, which reports an equity compensation range for comparable positions using various metrics. In determining the availability and affordability of shares for equity grants, the Compensation and Human Resources Committee considered the:

•	number of shares available for issuance under our equity plan,

•	number of shares budgeted for non-executive equity grants,

•	expected future retention and new hire grants to executives and non-executives,

•	annual dilution (burn) rate associated with the grant of equity awards,

•	ViaSat’s equity overhang levels,

•	estimated accounting expense of potential equity grants, and

•	tax consequences associated with the grant of equity awards.

Based on the factors discussed above, our Board (upon recommendation from the Compensation and Human Resources Committee) approved equity incentive awards for our Named Executive Officers in November 2012. While the values of these equity awards were between the 40th and 75th percentiles based on the peer group and industry survey data described above, the size of the equity awards were not determined based on this data. For more information on these equity awards, see the Grants of Plan-Based Awards in Fiscal 2013 table below.

Other Benefits.    We provide a comprehensive benefits package to all of our employees, including our executive officers, which includes medical, dental, vision care, disability insurance, life insurance benefits, flexible spending plan, 401(k) savings plan, educational reimbursement program, employee assistance program, employee stock purchase plan, holidays and personal time off which includes vacation and sick days. Certain executives also receive access to our sports and golf club memberships. We do not currently offer defined benefit pension or supplemental executive retirement plans to any of our employees.

Equity Grant Process

Stock options and restricted stock units are part of the equity compensation program for many of our employees. Equity awards are granted in approximately 12 month cycles. Grant approval for executive officers occurs at meetings of the Board. Because of the more lengthy process for determining executive equity grants, executive equity grants are not always made at the same time as grants to all other eligible employees. The timing of grants is not coordinated with the release of material non-public information. Stock option awards are made at fair market value on the date of grant (as defined under our equity plan) and awards of restricted stock units are also made in accordance with the terms of our equity plan.

In addition to grants made as part of our annual equity grant process for our current employees, stock option and restricted stock unit grants may also be made during the year to newly-hired employees as part of the in-hire package, as well as to existing employees for purposes of retention or in recognition of special achievements. In order to address the need to grant options at multiple times during the year, the Compensation and Human Resources Committee has delegated authority to our Chief Executive Officer, President and Vice President of Human Resources to make grants to employees other than executive officers, subject to certain guidelines and an overall share limitation. These senior executives are each authorized to identify the award recipient and the number of shares subject to the option grant; the Compensation and Human Resources Committee sets all other terms of the awards. Grants made by these senior executives under delegation of authority from the Compensation and Human Resources Committee are generally made once per quarter. We do not grant “re-load” options, make loans to executives for any purpose, including to exercise stock options, nor do we grant stock options at a discount.

Stock Ownership Guidelines

To enhance our overall corporate governance practices and executive compensation program, our Board has adopted stock ownership guidelines for our executive officers. These guidelines are designed to align our executive officers’ interests with our stockholders’ long-term interests by promoting long-term ownership of ViaSat common stock, which reduces the incentive for excessive short-term risk taking. These guidelines provide that, within five years of the later of the adoption of the guidelines or his or her first date of employment, our executive officers should attain an investment position in shares of ViaSat common stock having a value not less than the amounts specified below:

Executive Officer	Stock Ownership Guideline (as a multiple of base salary)
Chief Executive Officer	Three times
President and Chief Operating Officer	Three times
Other Executive Officers	One time

Tax and Accounting Considerations

We select and implement the components of our compensation program primarily for their ability to help us achieve the company’s objectives and not on the basis of any unique or preferential financial tax or accounting treatment. However, when awarding compensation, the Compensation and Human Resources Committee is mindful of the level of earnings per share dilution that will be caused as a result of the compensation expense related to the Compensation and Human Resources Committee’s actions. In addition, Section 162(m) of the Internal Revenue Code generally sets a limit of $1.0 million on the amount of annual compensation (other than certain enumerated categories of performance-based compensation) that we may deduct for federal income tax purposes for certain covered individuals. While we have not adopted a policy requiring that all compensation be deductible, the Compensation and Human Resources Committee will continue to review the Section 162(m) issues associated with our compensation arrangements in fiscal 2014 and future years and will, where reasonably practicable and consistent with our business goals, seek to qualify variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m) while maintaining a competitive, performance-based compensation program.

Compensation Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of ViaSat, except to the extent that ViaSat specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Respectfully Submitted by the

Compensation and Human Resources Committee

Jeffrey Nash (Chair)

John Stenbit

Harvey White

Summary Compensation Table

The following table sets forth the compensation earned during the fiscal years ended March 29, 2013, March 30, 2012, and April 1, 2011 by our Chief Executive Officer and Chief Financial Officer, as well as our three other most highly compensated executive officers (collectively, the Named Executive Officers).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Mark Dankberg	2013	875,000	—	1,439,912	1,653,707	850,000	115,801	4,934,420
Chairman and Chief	2012	835,000	—	1,692,140	1,972,930	900,000	17,793	5,417,863
Executive Officer	2011	800,000	—	1,453,200	1,510,005	700,000	11,334	4,474,539
Richard Baldridge	2013	660,000	—	746,582	857,426	625,000	11,450	2,900,458
President and Chief	2012	625,000	—	879,468	1,021,078	650,000	11,144	3,186,690
Operating Officer	2011	600,000	—	761,186	790,955	500,000	11,404	2,663,545
Shawn Duffy (4)	2013	275,000	—	217,800	—	150,000	8,675	651,475
Vice President,
Corporate Controller and
Chief Accounting Officer
Kevin Harkenrider	2013	355,000	—	242,012	277,934	210,000	11,338	1,096,284
Senior Vice President —	2012	340,000	—	296,882	346,128	200,000	11,173	1,194,183
Broadband Services	2011	310,000	—	519,000	—	190,000	11,003	1,030,003
Keven Lippert	2013	400,000	—	302,488	347,418	225,000	8,914	1,283,820
Vice President — General	2012	370,000	—	315,406	367,761	225,000	9,627	1,287,794
Counsel and Secretary	2011	344,000	—	259,500	269,644	185,000	1,654	1,059,798
Ronald Wangerin (5)	2013	322,000	—	—	—	—	292,426	614,426
Former Vice President and	2012	425,000	—	371,068	432,660	250,000	12,122	1,490,850
Chief Financial Officer	2011	400,000	—	276,814	287,620	175,000	10,163	1,149,597

(1)	This column represents the aggregate grant date fair value, calculated in accordance with SEC rules, of stock options and restricted stock units granted in fiscal 2013, 2012 and 2011. These amounts generally reflect the amount that the company expects to expense in its financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the Named Executive Officers. For additional information on the valuation assumptions used in the calculation of these amounts for the respective year end, refer to note 6 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 29, 2013, as filed with the SEC.
(2)	Represents amounts paid under our annual bonus program.
(3)	The amounts for fiscal 2013 include the following: reimbursement of club dues for Mr. Dankberg, Mr. Lippert and Mr. Wangerin in the amount of $28,145, $1,951, and $2,099, respectively; reimbursement of filing fees under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, a tax gross-up with respect to the foregoing filing fee reimbursement, and patent awards for Mr. Dankberg in the amounts of $45,000, $26,068 and $7,750, respectively; matching 401(k) contributions for Mr. Dankberg, Mr. Baldridge, Ms. Duffy, Mr. Harkenrider and Mr. Lippert in the amount of $8,838, $11,450, $8,675, $11,338 and $6,963, respectively; and for Mr. Wangerin, a severance payment in accordance with his separation agreement and vacation payout in the amounts of $218,462 and $71,865, respectively.
(4)	Ms. Duffy served as interim Chief Financial Officer commencing on August 20, 2012, and following the appointment of Bruce Dirks as Chief Financial Officer on April 26, 2013, she resumed her position as Vice President, Chief Accounting Officer and Corporate Controller of ViaSat.
(5)	Mr. Wangerin resigned from his position as Vice President and Chief Financial Officer on August 17, 2012.

Grants of Plan-Based Awards in Fiscal 2013

The following table sets forth information regarding grants of plan-based awards to each of the Named Executive Officers during fiscal 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)
Mark Dankberg	—	—	875,000	—	—	—	—	—
	11/12/2012	—	—	—	39,667	—	—	1,439,912
	11/12/2012	—	—	—	—	119,000	36.30	1,653,707
Richard Baldridge	—	—	660,000	—	—	—	—	—
	11/12/2012	—	—	—	20,567	—	—	746,582
	11/12/2012	—	—	—	—	61,700	36.30	857,426
Shawn Duffy	—	—	165,000	—	—	—	—	—
	11/12/2012	—	—	—	6,000	—	—	217,800
	—	—	—	—	—	—	—	—
Kevin Harkenrider	—	—	213,000	—	—	—	—	—
	11/12/2012	—	—	—	6,667	—	—	242,012
	11/12/2012	—	—	—	—	20,000	36.30	277,934
Keven Lippert	—	—	240,000	—	—	—	—	—
	11/12/2012	—	—	—	8,333	—	—	302,488
	11/12/2012	—	—	—	—	25,000	36.30	347,418
Ronald Wangerin	—	—	193,200	—	—	—	—	—

(1)	Represents target amounts payable under our annual cash bonus program for fiscal 2013. Actual amounts paid to the Named Executive Officers pursuant to such bonus program are disclosed in the Summary Compensation Table under the column heading Non-Equity Incentive Plan Compensation. The material terms of the bonus program are described in the Compensation Discussion and Analysis section.
(2)	Restricted stock unit awards vest in four equal annual installments over the course of four years measured from the grant date.
(3)	Options vest and become exercisable in four equal annual installments over the course of four years measured from the grant date.
(4)	The exercise price for option awards is the fair market value per share of our common stock, which is defined under our 1996 Equity Participation Plan as the closing price per share on the grant date.
(5)	This column represents the grant date fair value, calculated in accordance with SEC rules, of each equity award. These amounts generally reflect the amount that the company expects to expense in its financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the Named Executive Officers. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 29, 2013, as filed with the SEC.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table lists all outstanding equity awards held by each of the Named Executive Officers as of March 29, 2013.

		Option Awards					Stock Awards
									Equity Incentive Plan Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name		Exercisable	Unexercisable (1)
Mark Dankberg	12/18/2003	60,000	—	—	18.25	12/18/2013	—	—	—	—
	12/16/2004	80,000	—	—	21.02	12/16/2014	—	—	—	—
	5/28/2008	90,000	—	—	20.30	5/28/2014	—	—	—	—
	11/10/2009	112,500	37,500	—	29.45	11/10/2015	—	—	—	—
	11/10/2010	52,500	52,500	—	41.52	11/10/2016	—	—	—	—
	11/10/2011	28,500	85,500	—	44.53	11/10/2017	—	—	—	—
	11/12/2012	—	119,000	—	36.30	11/12/2018	—	—	—	—
	11/10/2009	—	—	—	—	—	12,500	605,500	—	—
	11/10/2010	—	—	—	—	—	17,500	847,700	—	—
	11/10/2011	—	—	—	—	—	28,500	1,380,540	—	—
	11/12/2012	—	—	—	—	—	39,667	1,921,469	—	—
Richard Baldridge	12/18/2003	45,000	—	—	18.25	12/18/2013	—	—	—	—
	12/16/2004	55,000	—	—	21.02	12/16/2014	—	—	—	—
	5/28/2008	52,500	—	—	20.30	5/28/2014	—	—	—	—
	11/10/2009	56,250	18,750	—	29.45	11/10/2015	—	—	—	—
	11/10/2010	27,500	27,500	—	41.52	11/10/2016	—	—	—	—
	11/10/2011	14,750	44,250	—	44.53	11/10/2017	—	—	—	—
	11/12/2012	—	61,700	—	36.30	11/12/2018	—	—	—	—
	11/10/2009	—	—	—	—	—	6,250	302,750	—	—
	11/10/2010	—	—	—	—	—	9,166	444,001	—	—
	11/10/2011	—	—	—	—	—	14,812	717,493	—	—
	11/12/2012	—	—	—	—	—	20,567	996,265	—	—
Shawn Duffy	11/10/2009	—	—	—	—	—	1,000	48,440	—	—
	11/10/2010	—	—	—	—	—	2,000	96,880	—	—
	11/10/2011	—	—	—	—	—	3,000	145,320	—	—
	11/12/2012	—	—	—	—	—	6,000	290,640	—	—
Kevin Harkenrider	2/11/2010	7,500	2,500	—	28.28	2/11/2016	—	—	—	—
	11/10/2011	5,000	15,000	—	44.53	11/10/2017	—	—	—	—
	11/12/2012	—	20,000	—	36.30	11/12/2018	—	—	—	—
	11/10/2009	—	—	—	—	—	3,500	169,540	—	—
	11/10/2010	—	—	—	—	—	6,250	302,750	—	—
	11/10/2011	—	—	—	—	—	5,000	242,200	—	—
	11/12/2012	—	—	—	—	—	6,667	322,949	—	—
Keven Lippert	11/08/2004	1,600	—	—	18.73	11/08/2014	—	—	—	—
	11/10/2009	20,700	6,900	—	29.45	11/10/2015	—	—	—	—
	11/10/2010	9,376	9,374	—	41.52	11/10/2016	—	—	—	—
	11/10/2011	5,313	15,937	—	44.53	11/10/2017	—	—	—	—
	11/12/2012	—	25,000	—	36.30	11/12/2018	—	—	—	—
	11/10/2009	—	—	—	—	—	2,300	111,412	—	—
	11/10/2010	—	—	—	—	—	3,124	151,327	—	—
	11/10/2011	—	—	—	—	—	5,312	257,313	—	—
	11/12/2012	—	—	—	—	—	8,333	403,651	—	—
Ronald Wangerin	—	—	—	—	—	—	—	—	—	—

(1)	Options vest and become exercisable in four equal annual installments over the course of four years measured from the grant date.

(2)	Restricted stock unit awards vest in four equal annual installments over the course of four years measured from the grant date.
(3)	Computed by multiplying the market price of our common stock ($48.44) on March 29, 2013 (the last day of fiscal 2013) by the number of shares subject to such stock award.

Option Exercises and Stock Vested in Fiscal 2013

The following table provides information concerning exercises of stock options by and stock awards vested for each of the Named Executive Officers during fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Mark Dankberg	116,250	1,462,038	38,250		1,451,060
Richard Baldridge	90,000	1,258,830	20,146		766,733
Shawn Duffy	—	—	3,500		130,095
Kevin Harkenrider	15,000	147,894	11,292	(2)	431,137	(2)
Keven Lippert	7,500	79,887	8,634		334,837
Ronald Wangerin	113,075	1,619,828	7,551	(2)	286,946	(2)

(1)	The value realized equals the difference between the market price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares for which the option was exercised.
(2)	Mr. Wangerin and Mr. Harkenrider deferred 100% of their restricted stock unit awards that vested during fiscal 2013. All restricted stock units noted in the table above for Mr. Wangerin and Mr. Harkenrider vested during fiscal 2013, but the underlying shares for these awards had not yet been delivered to or acquired by the executives as of the end of fiscal 2013.

Equity Compensation Plan Information

The following table provides information as of March 29, 2013 with respect to shares of ViaSat common stock that may be issued under existing equity compensation plans. In accordance with the rules promulgated by the SEC, the table does not include information with respect to shares subject to outstanding options granted under equity compensation arrangements assumed by us in connection with mergers and acquisitions of the companies that originally granted those options.

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity compensation plans approved by security holders (2)	4,192,470	(3)	16.53	3,871,541	(4)
Equity compensation plans not approved by security holders	—		—	—

Total	4,192,470		16.53	3,871,541

(1)

Pursuant to SEC rules, this column does not reflect options assumed in mergers and acquisitions where the plans governing the options will not be used for future awards. As of March 29, 2013, a total of 22,858 shares of ViaSat common stock were issuable upon exercise of outstanding options under those assumed arrangements. The weighted average exercise price of those outstanding options is $17.15 per share.
(2)	Consists of two plans: (a) the 1996 Equity Participation Plan of ViaSat, Inc., and (b) the ViaSat, Inc. Employee Stock Purchase Plan.
(3)	Excludes purchase rights currently accruing under the ViaSat, Inc. Employee Stock Purchase Plan.
(4)	Includes shares available for future issuance under the ViaSat, Inc. Employee Stock Purchase Plan. As of March 29, 2013, 255,208 shares of common stock were available for future issuance under the plan.

Pension Benefits

None of our Named Executive Officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

The following table sets forth information for our Named Executive Officers with respect to restricted stock units that vested but for which the underlying shares had not yet been delivered to the executive due to deferral elections made by the executives.

Name	Executive Contributions in Fiscal Year 2013 ($) (1)	Registrant Contributions in Fiscal Year 2013 ($)	Aggregate Earnings in Fiscal Year 2013 ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at 2013 Fiscal Year End ($) (3)
Mark Dankberg	—	—	—	—	—
Richard Baldridge	—	—	—	—	—
Shawn Duffy	—	—	—	—	—
Kevin Harkenrider	431,137	—	116,995	—	1,473,400
Keven Lippert	—	—	—	—	—
Ronald Wangerin	286,946	—	79,464	41,472	842,953

(1)	The amount reported in this column represents the value of the shares underlying the deferred restricted stock units that vested during fiscal 2013, calculated based on the market price on the applicable vesting date. The grant date fair value attributable to these restricted stock units was previously reported in the Summary Compensation Table for the fiscal year in which they were granted.
(2)	Represents the change in market value of the shares of our common stock underlying the deferred restricted stock units held by the executives as of the last day of fiscal 2013, calculated as the difference between (a) the market price of our common stock on the applicable vesting date (for restricted stock units vesting during fiscal 2013) or the first day of fiscal 2013 (for restricted stock units that vested during prior fiscal years) and (b) the market price on March 29, 2013, the last day of fiscal 2013. No additional earnings (either in the form of accrued dividends or dividend equivalents) are paid on deferred restricted stock units. The amounts reported in this column are not reported as compensation in the Summary Compensation Table because the earnings are not above market or preferential.
(3)	The amounts in this column represent the value of shares of our common stock underlying the deferred restricted stock units valued at $48.44, the market price on March 29, 2013, the last day of fiscal 2013. The grant date fair value attributable to these restricted stock units was previously reported in the Summary Compensation Table for the fiscal year during which they were granted.

Potential Payments Upon Termination

ViaSat provides for certain severance benefits in the event that an executive’s employment is involuntarily or constructively terminated within two months prior to or within 18 months following a change in control. We believe that reasonable severance benefits provide for a stable work environment by reinforcing and encouraging the continued attention and dedication of our key executives to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control.

We have entered into change in control severance agreements (Change in Control Agreements) with each of the Named Executive Officers. Under each Change in Control Agreement, in the event an executive’s employment is terminated by ViaSat without “cause” or the executive resigns for “good reason,” in either case, within two months prior to or within 18 months following a “change in control” (as each term is defined in the Change in Control Agreement), the executive will be entitled to receive the following in lieu of any severance benefits to which such executive may otherwise be entitled under any severance plan or program:

•	the executive’s fully earned but unpaid base salary, when due, through the date of termination, plus all other benefits to which the executive may be entitled for such period,

•

a lump sum cash payment based on a multiplier of the sum of the executive’s then current annual base salary and target annual cash bonus (the multiplier used is 3.0 for the position of Chief Executive Officer and President, and 2.0 for the remaining Named Executive Officers),

•	continuation of health and other benefits for a period of 18 months following the date of termination, and

•	full vesting of any outstanding equity awards.

As a condition to the executive’s receipt of any of the post-termination benefits described above, the executive must (1) execute a written general release of all claims against us, and (2) execute an employee proprietary information and inventions agreement. The severance benefits payable under the Change in Control Agreements will be reduced by any severance benefits payable by us to the executive under any other policy, plan, program, agreement or arrangement. The Change in Control Agreements continue for successive one-year terms unless ViaSat or the executive provides notice of non-renewal.

The following table sets forth the intrinsic values that the Named Executive Officers would derive in the event of a hypothetical (1) termination of employment by ViaSat without cause or as a result of the Named Executive Officer’s resignation for good reason, and (2) such termination occurred within two months prior to or within 18 months following a change in control. The table assumes that the termination hypothetically occurred on March 29, 2013, the last day of fiscal 2013, and that the Change in Control Agreements were in effect as of such date.

Name	Earned But Unpaid Base Salary ($) (1)	Accrued Vacation ($) (2)	Severance Payment ($)	COBRA Payments ($) (3)	Intrinsic Value of Accelerated Stock Options ($) (4)	Intrinsic Value of Accelerated Restricted Stock Units ($) (5)	Total ($)
Mark Dankberg	16,827	168,269	5,250,000	29,165	2,854,390	4,755,209	13,073,860
Richard Baldridge	12,692	121,846	3,960,000	29,165	1,468,418	2,460,510	8,052,631
Shawn Duffy (6)	5,288	9,747	880,000	29,165	—	581,280	1,505,480
Kevin Harkenrider	6,827	23,264	1,136,000	29,165	351,850	1,037,439	2,584,545
Keven Lippert	7,692	57,946	1,280,000	29,165	561,713	923,702	2,860,218
Ronald Wangerin (7)	1,692	71,865	393,333	29,165	—	—	496,055

(1)	Represents the fully earned but unpaid salary as of March 29, 2013.
(2)	Represents accrual for vacation that had not been taken as of March 29, 2013.
(3)	Amounts shown equal an aggregate of 18 months of COBRA payments for the Named Executive Officer.
(4)	The intrinsic value of accelerated stock options is based on the difference between the market price of our common stock on March 29, 2013 ($48.44) and the option exercise price, multiplied by the number of shares for which the option was accelerated.
(5)	The intrinsic value of accelerated restricted stock units is computed by multiplying the market price of our common stock on March 29, 2013 ($48.44) by the number of shares that were accelerated.
(6)	Ms. Duffy executed a Change in Control Agreement in July 2013, subsequent to fiscal 2013.
(7)

Mr. Wangerin resigned from his position as Vice President and Chief Financial Officer on August 17, 2012, but to facilitate an orderly transition of his responsibilities, he continued as an employee through December 17,

2012. Pursuant to a separation agreement dated August 22, 2012, in exchange for a general release of claims against the company, Mr. Wangerin received the following: (a) continuation of his base salary, payable in the company’s normal payroll cycles, through the separation date; (b) a separation payment of $293,333, payable in eight monthly installments following the separation date; (c) COBRA continuation coverage for a period of 18 months following the separation date; and (d) a lump sum payment of $100,000 for executing an additional release agreement following the separation date. In accordance with the separation agreement, the values set forth in this table for Mr. Wangerin are calculated as of Mr. Wangerin’s actual separation date on December 17, 2012 rather than assuming that the termination hypothetically occurred on March 29, 2013, the last day of fiscal 2013.

Director Compensation

The following table sets forth the compensation earned during the fiscal year ended March 29, 2013 by each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert Bowman (3)	—	—	—	—	—	—	—
Robert Johnson	109,250	61,136	73,299	—	—	—	243,685
B. Allen Lay	95,500	61,136	73,299	—	—	—	229,935
Jeffrey Nash	116,000	61,136	73,299	—	—	—	250,435
John Stenbit	98,500	61,136	73,299	—	—	—	232,935
Harvey White	117,500	61,136	73,299	—	—	—	251,935

(1)	This column represents the aggregate grant date fair value, calculated in accordance with SEC rules, of restricted stock units granted in fiscal 2013. These amounts generally reflect the amount that the company expects to expense in its financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the non-employee directors. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 29, 2013, as filed with the SEC. The aggregate number of restricted stock units outstanding at the end of fiscal 2013 for each director was as follows: Mr. Bowman (0); Dr. Johnson (1,600); Mr. Lay (1,600); Dr. Nash (1,600); Mr. Stenbit (1,600); and Mr. White (1,600).
(2)	This column represents the aggregate grant date fair value, calculated in accordance with SEC rules, of stock options granted in fiscal 2013. These amounts generally reflect the amount that the company expects to expense in its financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the non-employee directors. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 29, 2013, as filed with the SEC. The aggregate number of stock options outstanding at the end of fiscal 2013 for each director was as follows: Mr. Bowman (0); Dr. Johnson (70,000); Mr. Lay (70,000, of which 55,000 shares are held by Lay Ventures L.P.); Dr. Nash (70,000); Mr. Stenbit (75,000); and Mr. White (40,000).
(3)	Mr. Bowman was appointed as a director on April 26, 2013.

Directors who are employees of the company, such as Mr. Dankberg, do not receive any additional compensation for their services as directors. Non-employee directors are entitled to receive an annual retainer for their service in the amount of $50,000 as a member of the Board, $12,000 for the chair of the Audit Committee, $8,000 for the chair of the Compensation and Human Resources Committee, $3,000 for the chair of the other Board committees, $6,000 as a non-chair member of the Audit Committee, $4,000 as a non-chair member of the Compensation and Human Resources Committee, and $2,000 as a non-chair member of the other Board committees.

In addition, each non-employee director receives a meeting fee of $2,000 for each Board meeting attended, $1,500 for each committee meeting attended as the chair of such committee, and $1,000 for each committee meeting attended as a non-chair member of such committee. The meeting fee paid to non-employee directors for participation via telephone for each Board meeting or committee meeting is one-half of the regular meeting fee. At the time of initial election to the Board, each non-employee director is granted 3,000 restricted stock units and an option to purchase 9,000 shares of our common stock, and at each subsequent annual meeting of stockholders, each non-employee director is entitled to receive an annual equity grant in the form of 1,600 restricted stock units and an option to purchase 5,000 shares of our common stock. Members of the Board of Directors are reimbursed for expenses incurred in attending Board and committee meetings, and in connection with Board related activities.

To enhance our overall corporate governance practices and director compensation program, our Board has adopted stock ownership guidelines for our non-employee directors. These guidelines are designed to align our non-employee directors’ interests with our stockholders’ long-term interests by promoting long-term ownership of ViaSat common stock. These guidelines provide that, within five years of the later of the adoption of the guidelines or his or her first date of election to our Board, our non-employee directors should attain an investment position in ViaSat common stock having a value not less than three times the value of their annual retainer for general Board service.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Human Resources Committee for the 2013 fiscal year were Dr. Nash, Mr. Stenbit and Mr. White. During fiscal 2013, no interlocking relationship existed between any member of the Compensation and Human Resources Committee and any member of any other company’s board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Audit Committee (or another independent body of the Board of Directors, such as the disinterested members of the Board) reviews transactions that may be “related person transactions,” which are transactions between ViaSat and related persons where the amount involved exceeds $120,000 in a single fiscal year and in which a related person has a direct or indirect material interest. Under SEC rules, a related person is a director, director nominee, executive officer, beneficial owner of more than 5% of ViaSat common stock and their respective immediate family members. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve or ratify any related person transaction that is required to be disclosed in this proxy statement in accordance with SEC rules. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee or the disinterested members of the Board may consider:

•	the nature of the related person’s interest in the transaction,

•	the material terms of the transaction, including without limitation, the amount and type of transaction,

•	the importance of the transaction to the related person,

•	the importance of the transaction to the company,

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company, and

•	any other matters the Audit Committee or the Board deems appropriate.

Related Party Transactions

John Stenbit, a director of ViaSat since August 2004, also serves on the board of directors of Loral. Our satellite construction contract with Space Systems/Loral, Inc. (SS/L) (a subsidiary of Loral prior to November 2012), under which we purchased our ViaSat-1 satellite, requires us to make monthly satellite performance incentive payments, including interest, over a fifteen-year period from December 2011 to December 2026, subject to the continued satisfactory performance of the satellite. In addition, we entered into a beam sharing agreement with Loral, whereby Loral is responsible for contributing 15% of the total costs associated with the ViaSat-1 satellite project. Our purchase of the ViaSat-1 satellite from SS/L was approved by the disinterested members of our Board of Directors, after a determination by the disinterested members of our Board that the terms and conditions of the purchase were fair to and in the best interests of ViaSat and its stockholders. In March 2011, Loral entered into agreements with Telesat Canada (an entity owned by TeleSat Holdings, Inc., a joint venture between Loral and the Public Sector Pension Investment Board) pursuant to which Loral assigned to Telesat Canada, and Telesat Canada assumed from Loral, all of Loral’s rights and obligations with respect to the Canadian beams on ViaSat-1. During fiscal 2013, we paid $1.6 million to SS/L for satellite performance incentives and, as of March 29, 2013, we had $22.7 million in outstanding payables to SS/L for estimated satellite performance incentives. In addition, during fiscal 2013, in the ordinary course of business, we received $1.0 million in cash from Telesat Canada, we recognized $7.7 million of expense related to Telesat Canada and we paid $7.4 million to Telesat Canada. All other amounts related to SS/L and Telesat Canada were not material.

In February 2012, we filed a complaint against SS/L and its former parent company Loral in the United States District Court for the Southern District of California for patent infringement and breach of contract relating to the manufacture of ViaSat-1. We allege, among other things, that SS/L and Loral infringed U.S. Patent Nos. 8,107,875, 8,010,043, 8,068,827 and 7,773,942 by making, using, offering to sell and/or selling other high-capacity broadband satellites, and have requested monetary damages, injunctive relief and other remedies. In June 2012, SS/L filed counterclaims against ViaSat for patent infringement and declaratory relief. Specifically, SS/L seeks a judicial declaration that SS/L did not breach the parties’ contract for the manufacture of ViaSat-1, that SS/L does not infringe the ViaSat patents described above, and that those patents are invalid and/or unenforceable. SS/L also alleges that ViaSat infringed U.S. Patent Nos. 6,879,808, 6,400,696 and

7,219,132 by providing broadband internet service by means of the Anik F2 satellite using ViaSat satellite gateways and satellite user terminals and has induced others to infringe by selling certain ground equipment and user terminals.

In April 2013, we acquired privately-held LonoCloud, Inc., an early-stage company with expertise in cloud networking software. The aggregate purchase price for 100% of the capital stock and repayment of all outstanding promissory notes of LonoCloud was approximately $2.0 million. Steve Hart, ViaSat’s Vice President — Engineering and Chief Technical Officer, was the holder of approximately 4.5% of the capital stock of LonoCloud and of a promissory note issued by LonoCloud in the principal amount of $25,000, which represented 1.8% of the outstanding principal amount of all outstanding LonoCloud promissory notes. Our acquisition of LonoCloud was approved by the disinterested members of our Board of Directors, after a determination by the disinterested members of our Board that the terms and conditions of such agreements were fair to and in the best interests of ViaSat and its stockholders.

A brother of Mark Dankberg, ViaSat’s Chairman and Chief Executive Officer, is a tax partner with Deloitte & Touche LLP. In the ordinary course of business, we have engaged, and may in the future engage, Deloitte to provide tax consulting and other services. During fiscal 2013, we paid Deloitte approximately $126,000 for these services. Another brother of Mr. Dankberg is employed as an information systems architect at ViaSat. He earned an aggregate of approximately $166,500 in base salary and bonus during fiscal 2013, and participates in our equity award and benefit programs. In May 2013, we hired Mr. Dankberg’s son as a business analyst manager. In connection with the commencement of his employment, he received a $6,000 relocation bonus. We set his base salary at $150,000 and we expect him to participate in our equity award and benefit programs.

A brother of Mark Miller, ViaSat’s Chief Technical Officer, is a software engineer at ViaSat. He earned an aggregate of approximately $154,500 in base salary and bonus during fiscal 2013 with respect to his employment, and participates in our equity award and benefit programs.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of ViaSat’s financial reporting, internal control and audit functions. The Audit Committee is comprised solely of independent directors, as defined in the applicable Nasdaq and SEC rules. The Audit Committee operates under a written audit committee charter adopted by the Board of Directors. A copy of the audit committee charter can be found on the Investor Relations section of ViaSat’s website at investors.viasat.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its written charter, are intended to be in accordance with applicable requirements for corporate audit committees.

Management is responsible for the preparation, presentation and integrity of ViaSat’s financial statements, accounting and financial reporting principles, establishing and maintaining a system of disclosure controls and procedures, establishing and maintaining a system of internal controls, and procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, ViaSat’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of ViaSat’s internal control over financial reporting. The Audit Committee periodically meets with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of ViaSat’s internal controls and the overall quality of ViaSat’s financial reporting. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal 2013 with management and PricewaterhouseCoopers LLP. Specifically, the Audit Committee reviewed with PricewaterhouseCoopers LLP, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from ViaSat.

In reliance on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that ViaSat’s audited financial statements be included in ViaSat’s annual report on Form 10-K for the fiscal year ended March 29, 2013 for filing with the SEC.

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of ViaSat, except to the extent that ViaSat specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Respectfully Submitted by the Audit Committee

Harvey White (Chair)

B. Allen Lay

Robert Johnson

Jeffrey Nash

OTHER MATTERS

Stockholder Proposals for Inclusion in ViaSat’s 2014 Proxy Statement.    Stockholders of ViaSat may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. To be eligible for inclusion in our proxy statement relating to the 2014 annual meeting of stockholders, proposals must satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement, and must otherwise be received by ViaSat no later than March 28, 2014, unless the date of the 2014 annual meeting is changed by more than 30 days from the anniversary of our 2013 annual meeting, in which case the deadline will be as set forth in Rule 14a-8. Such proposals must be delivered to ViaSat, Inc., Attention: Corporate Secretary, 6155 El Camino Real, Carlsbad, California 92009, with a copy to ViaSat, Inc., Attention: General Counsel at the same address.

Stockholder Proposals for Presentation at the 2014 Annual Meeting.    If a stockholder wishes to present a proposal at our 2014 annual meeting of stockholders without including the proposal in our proxy statement relating to that meeting, our bylaws provide that the stockholder must (1) provide timely notice of the proposal in writing and in proper form, (2) provide any updates or supplements to such notice as required by our bylaws, and (3) otherwise comply with all applicable requirements of our bylaws and of the Securities Exchange Act of 1934. To be timely, such stockholder’s notice must be received by ViaSat no earlier than the 120th day nor later than the 90th day prior to the anniversary of our 2013 annual meeting. As a result, proposals submitted pursuant to these provisions of our bylaws must be received no earlier than the close of business on May 21, 2014 and no later than the close of business on June 20, 2014. However, if the date of the 2014 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2013 annual meeting, notice by the stockholder must be received no later than the later of (1) the 90th day prior to the 2014 annual meeting or (2) the 10th day following the day on which public disclosure of the date of the 2014 annual meeting was first made. Such proposals must be delivered to ViaSat, Inc., Attention: Corporate Secretary, 6155 El Camino Real, Carlsbad, California 92009, with a copy to ViaSat, Inc., Attention: General Counsel at the same address. If the stockholder fails to give timely notice, the proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in accordance with their best judgment.

Hedging, Short Sale and Pledging Policies.    ViaSat’s policies prohibit all of our directors and officers from trading in put and call options and engaging in short sales with respect to shares of ViaSat common stock. ViaSat also strongly discourages any pledges of ViaSat common stock that could have any adverse impact on the company. Our policies require all pledges of ViaSat common stock by our directors and officers, including the establishment of a margin account containing ViaSat common stock, to be pre-cleared by our General Counsel.

Although in January 2012 Mr. Dankberg pledged 587,049 of his shares of ViaSat common stock as collateral in a brokerage margin account, it should be noted that:

•	The total number of shares of ViaSat common stock pledged under this margin account arrangement constituted only 1.3% of the total outstanding shares of ViaSat common stock as of July 1, 2013.

•

The maximum aggregate principal amount of advances secured by Mr. Dankberg’s pledged shares is $9.5 million, which, based on the closing price of ViaSat common stock on July 1, 2013, would be equivalent to only approximately 136,000 shares of ViaSat common stock.

•	Mr. Dankberg has advised us that he has the financial capacity to meet a margin call or repay any advance under his margin agreement without resort to the pledged shares.

•	Mr. Dankberg’s pledged shares are not designed to shift or hedge any economic risk associated with his ownership of shares of ViaSat’s common stock.

APPENDIX A

VIASAT, INC.

EMPLOYEE STOCK PURCHASE PLAN

(AS AMENDED AND RESTATED EFFECTIVE SEPTEMBER 18, 2013)

ViaSat, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), hereby adopts the ViaSat, Inc. Employee Stock Purchase Plan (the “Plan”). The purposes of the Plan are as follows:

(1)        To assist Employees of the Participating Companies in acquiring a stock ownership interest in the Company.

(2)        To help Employees provide for their future security and to encourage them to remain in the employment of the Participating Companies.

This Plan includes two components: a Code Section 423 Component (the “Section 423 Component”) and a non-Code Section 423 Component (the “Non-Section 423 Component”). It is the intention of the Company to have the Section 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Section 423 Component, accordingly, shall be construed so as to extend and limit participation on a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of Options under the Non-Section 423 Component, which does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such Options granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Committee and designed to achieve tax, securities laws or other objectives for Eligible Employees and the Participating Companies in locations outside of the U.S. Except as otherwise provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Committee at or prior to the time of such Offering.

For purposes of this Plan, the Committee may designate separate Offerings under the Plan, the terms of which need not be identical, in which Eligible Employees of one or more Participating Companies will participate, even if the dates of the applicable Offering Period(s) in each such Offerings are identical, provided that the terms of participation are the same within each separate Offering as determined under Section 423 of the Code.

1.	DEFINITIONS

Whenever any of the following terms is used in the Plan with the first letter or letters capitalized, it shall have the following meaning unless the context clearly indicates to the contrary (such definitions to be equally applicable to both the singular and the plural forms of the terms defined):

(a)        “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing (which, for avoidance of doubt, shall include any Subsidiary).

(b)        “Authorization” has the meaning assigned to that term in Section 3(b) hereof.

(c)        “Board of Directors” or “Board” means the Board of Directors of the Company.

(d)        “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations thereunder.

(e)        “Committee” means the committee appointed to administer the Plan pursuant to Section 12 hereof.

(f)        “Company” means ViaSat, Inc., a Delaware corporation.

(g)        “Eligible Compensation” means, with respect to any Offering Period, an Eligible Employee’s base pay or, for Participants in non-U.S. jurisdictions, equivalent amounts as determined by the Committee. The Committee, in its discretion, may, on a uniform and nondiscriminatory basis for each Offering, establish a different definition of Eligible Compensation on a prospective basis.

(h)        “Eligible Employee” means:

    (i)        an Employee (A) who does not, immediately after the Option is granted, own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company, a Parent Corporation or a Subsidiary Corporation; and (B) who has been employed by a Participating Company for not less than five calendar days prior to a Grant Date (not including the Grant Date for purposes of such calculation).

    (ii)        For purposes of this paragraph (h), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

    (iii)        Notwithstanding the foregoing, the Committee may exclude from participation in the Plan or any Offering as an Eligible Employee:

         (A)        any Employee that is a “highly compensated employee” of the Company or any Participating Company (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (1) with compensation above a specified level, (2) who is an officer and/or (3) is subject to the disclosure requirements of Section 16(a) of the Exchange Act, and/or

         (B)        any Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether they are also a U.S. citizen or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (1) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (2) compliance with the laws of the foreign jurisdiction would cause the Section 423 Component, any Offering or the Option to violate the requirements of Section 423 of the Code; provided that any exclusion in clauses (A), and/or (B) shall be applied in an identical manner under each Offering to all Employees of the Participating Companies in such Offering, in accordance with Treasury Regulation Section 1.423-2(e).

    (iv)        With respect to the Non-Section 423 Component, all of the foregoing rules shall apply in determining who is an “Eligible Employee,” except (A) the Committee may limit eligibility further within a Participating Company so as to only designate some Employees of a Participating Company as Eligible Employees, and (B) to the extent the foregoing eligibility rules are not consistent with applicable local laws.

(i)        “Employee” means an individual who renders services to a Participating Company in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any independent contractor or director of the Company or a Participating Company who does not render services to the Company or a Participating Company in the status of an employee within the meaning of Section 3401(c) of the Code. A Participant shall be deemed to have ceased to be an Employee either upon the Participant ceasing to provide services as an employee or upon the Subsidiary Corporation or Affiliate employing the Participant ceasing to be a Participating Company. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s attainment or termination of such status. For purposes of an individual’s participation in, or other rights under the Plan, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination.

(j)        “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(k)        “Exercise Date” means, with respect to any Option, the last Trading Day of the Offering Period for which the Option was granted.

(l)        “Fair Market Value” of a share of Stock as of a given date means the closing price of a share of Stock on the principal exchange on which the Stock is then trading, including, without limitation, The Nasdaq Stock Market, if any, on such date, or, if shares were not traded on such date, then on the most recent trading day during which a sale occurred.

(m)        “Grant Date” means, with respect to any Option, the date upon which the Option is granted, as set forth in Section 3(a) hereof.

(n)        “Non-Section 423 Component” means the sub-plans, appendices, rules or procedures, if any, adopted by the Committee as a part of this Plan, pursuant to which Options that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Section 423 of the Code may be granted pursuant to Offerings to non-U.S. Eligible Employees.

(o)        “Offering” means an offer under the Plan of an Option that may be exercised during an Offering Period as further described in Sections 3 and 4. Unless otherwise specified by the Committee, each Offering to the Eligible Employees of the Company or a Participating Company shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(p)        “Offering Period” means the six-month periods commencing January 1 and July 1 of each Plan Year as specified in Section 3(a) hereof or such other dates which are six months apart as determined by the Committee. Options shall be granted on the Grant Date and exercised on the Exercise Date as provided in Sections 3(a) and 4(a) hereof. The Committee may establish a different duration for one or more Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding 27 months.

(q)        “Option” means an option granted under the Plan to an Eligible Employee to purchase shares of the Company’s Stock.

(r)        “Option Price” has the meaning set forth in Section 4(b) hereof.

(s)        “Parent Corporation” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(t)        “Participant” means an Eligible Employee who has complied with the provisions of Section 3(b) hereof.

(u)        “Participating Company” means the Company and such present or future Subsidiary Corporations or Affiliates of the Company as the Board of Directors or the Committee shall from time to time designate; provided, however, that at any given time, a Subsidiary that is a Participating Company in the Section 423 Component will not be a Participating Company in the Non-Section 423 Component. The designation by the Committee of Participating Companies and changes in such designations by the Committee shall not require stockholder approval. Only Subsidiary Corporations may be designated as Participating Companies for purposes of the Section 423 Component.

(v)        “Participating Company Group” means, at any point in time, the Company and all other Subsidiary Corporations or Affiliates which are then Participating Companies.

(w)        “Payday” means the regular and recurring established day for payment of cash compensation to Employees of the Company or any Participating Company.

(x)        “Plan” means the ViaSat, Inc. Employee Stock Purchase Plan, including both the Section 423 Component and the Non-Section 423 Component and any other sub-plans or appendices hereto, as amended and restated.

(y)        “Plan Year” means the calendar year.

(z)        “Section 423 Component” means those Offerings under the Plan that are intended to meet the requirements set forth in Section 423(b) of the Code.

(aa)        “Stock” means the Company’s common stock, $0.0001 par value.

(bb)        “Subsidiary Corporation” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(cc)        “Termination Date” means the date a Participant ceases to be an Eligible Employee.

(dd)        “Trading Day” means a day on which the national stock exchange upon which the Stock is listed is open for trading.

2.	STOCK SUBJECT TO THE PLAN

Subject to the provisions of Section 9 hereof (relating to adjustments upon changes in the Stock) and Section 11 hereof (relating to amendments of the Plan), the Stock which may be sold pursuant to Options granted under the Plan shall not exceed in the aggregate 2,550,000 shares, and may be unissued shares or treasury shares or shares bought on the market for purposes of the Plan. These 2,550,000 shares include shares that were available but not used under the prior version of this Plan (i.e., the ViaSat, Inc. Employee Stock Purchase Plan as amended and restated effective July 1, 2009) as well as 300,000 additional shares that were made available for issuance for the first time as part of this amended and restated Plan. All or any portion of such maximum number of shares may be issued under the Section 423 Component.

3.	GRANT OF OPTIONS

(a)        General Statement. The Company shall offer Options under the Plan to all Eligible Employees in successive Offering Periods. Each Option shall be granted on the Grant Date of an Offering Period and shall expire on the Exercise Date immediately after the automatic exercise of the Option pursuant to Section 4(a) hereof. The number of shares of Stock subject to each Option shall equal the payroll deductions authorized by each Participant in accordance with subsection (b) hereof for the Offering Period (or, if applicable, the contributions by each Participant in accordance with subsection (d) or (e) hereof), divided by the Option Price, except with respect to fractional shares as provided in Section 4(a); provided, however, that the maximum number of shares subject to any Option shall not exceed 100,000. If by reason of the foregoing limitation any portion of the balance in a Participant’s account under the Plan is not applied to the purchase of Stock on an Exercise Date, the Company shall pay to the Participant such amount in cash in one lump sum within 60 days following such Exercise Date, without any interest thereon, unless otherwise required by local law for Participants in non-U.S. jurisdictions. Further, the Committee may limit the number or value of the shares of Stock made available for purchase in a qualified period (e.g., 12 month period) by Participants in specified countries or working for specified Participating Companies, if necessary to avoid securities law filings, achieve tax objectives or to meet other Company compliance objectives in particular non-U.S. jurisdictions, provided that any such limitation is imposed under the Non-Section 423 Component or, with respect to any Offering under the Section 423 Component, is imposed on an equal basis to all Participants under such Offering or as otherwise permitted in accordance with Section 423 of the Code.

(b)        Election to Participate; Payroll Deduction Authorization. Except as provided in subsection (d) or (e) hereof, an Eligible Employee shall participate in the Plan only by means of payroll deduction. Each Eligible Employee who elects to participate in the Plan shall deliver to the Company during the calendar month preceding a Grant Date and no later than five calendar days before such Grant Date (or such shorter or longer period as may be determined by the Committee) a completed and executed written payroll deduction authorization in a form prepared by the Company (the “Authorization”). An Eligible Employee’s Authorization shall give notice of such Eligible Employee’s election to participate in the Plan for the next following Offering Period and subsequent Offering Periods and shall designate such Participant’s payroll deduction election. The cash compensation payable to a Participant for an Offering Period shall be reduced each Payday through a payroll deduction in an amount equal to the stated withdrawal amount specified in the Authorization payable on such Payday, and such amount shall be credited to the Participant’s account under the Plan. Any Authorization shall remain in effect until the Eligible Employee amends the same pursuant to this subsection, withdraws pursuant to Section 5 or ceases to be an Eligible Employee pursuant to Section 6.

The Committee may adopt rules and procedures for the implementation and administration of payroll deduction elections and the grant and exercise of Options under the Plan, including the following:

                    (i)         whether a Participant’s payroll deduction election may be stated in terms of a dollar amount on each Payday, a percentage of Eligible Compensation on each Payday or in any other manner; provided that, in the absence of any determination by the Committee, a Participant’s payroll deduction election shall be stated in terms of a percentage of such Participant’s Eligible Compensation on each Payday;

                    (ii)         any minimum or maximum dollar or percentage limitations that apply to a Participant’s payroll deduction election; provided that, in the absence of any determination by the Committee, the minimum payroll deduction to be made by a Participant per Payday is $10.00 (if a specific amount is selected) or 1% of Eligible Compensation (if a specific percentage is selected); provided, further, that in the absence of any determination by the Committee, the maximum payroll deduction to be made by a Participant per Payday is 5% of Eligible Compensation;

                    (iii)         determination of the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; and

                    (iv)        determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan.

All such actions by the Company with respect to the Section 423 Component shall be consistent with the requirement under Section 423(b)(5) of the Code that all Participants shall have equal rights and privileges within the meaning of such section, except for differences that may be mandated by local law and that are consistent with Section 423(b)(5) of the Code.

(c)        $25,000 Limitation. No Eligible Employee shall be granted an Option under the Plan which permits his or her rights to purchase Stock under the Plan and under all other employee stock purchase plans of the Company, any Parent Corporation or any Subsidiary Corporation subject to Section 423 to accrue at a rate which exceeds the $25,000 limit set forth in Section 423(b)(8) of the Code. If by reason of the foregoing limitation any portion of the balance in a Participant’s account under the Plan is not applied to the purchase of Stock on an Exercise Date, the Company shall pay to the Participant such amount in cash in one lump sum within 60 days following such Exercise Date.

(d)        Leaves of Absence. During a leave of absence meeting the requirements of Treasury Regulation Section 1.421-1(h)(2), a Participant may continue to participate in the Plan by making cash payments to the Company on each Payday equal to the amount of the Participant’s payroll deductions under the Plan for the Payday immediately preceding the first day of such Participant’s leave of absence.

(e)        Foreign Employees. Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Committee may provide that an Eligible Employee may elect to participate through contributions to his or her account under the Plan in a form acceptable to the Committee in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Committee must determine that any alternative method of contribution is applied on an equal and uniform basis to all Eligible Employees in the Offering.

4.	EXERCISE OF OPTIONS; OPTION PRICE

(a)        General Statement. Each Participant automatically and without any act on such Participant’s part shall be deemed to have exercised such Participant’s Option on the Exercise Date to the extent that the balance then in the Participant’s account under the Plan is sufficient to purchase at the Option Price whole shares of the Stock subject to the Option. Any cash in lieu of fractional shares of Stock remaining after the purchase of whole shares of Stock upon exercise of an Option will be credited to such Participant’s account and carried forward and applied toward the purchase of whole shares of Stock pursuant to the Option, if any, granted to such Participant for the next following Offering Period. Fractional shares will not be issued.

(b)        Option Price Defined. The option price per share of Stock (the “Option Price”) to be paid by a Participant upon the exercise of the Participant’s Option shall be equal to 85% of the lesser of the Fair Market Value of a share of Stock on the Exercise Date or the Fair Market Value of a share of Stock on the Grant Date.

(c)        Delivery of Shares. As soon as practicable after the exercise of any Option, the Company will deliver to the Participant or his or her nominee the whole shares of Stock purchased by the Participant from funds credited to the Participant’s account under the Plan. Shares issued pursuant to the Plan may be evidenced in such manner as the Committee may determine and may be issued in certificated form or issued pursuant to book-entry procedures. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time, and/or may establish procedures to permit tracking of dispositions of shares. In the event the Company is required to obtain authority from any commission or agency to issue any such shares, the Company shall seek to obtain such authority. The inability of the Company to obtain authority from any such commission or agency which the Committee in its absolute discretion deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to pay to the Participant the amount of the balance in the Participant’s account in cash in one lump sum.

(d)        Pro Rata Allocations. If the total number of shares of Stock for which Options are to be exercised on any Exercise Date exceeds the lesser of (i) the number of shares of Stock that were available for sale under the Plan on the Grant Date of the applicable Offering Period or (ii) the number of shares remaining unsold under the Plan (after deduction of all shares for which Options have theretofore been exercised) on such Exercise Date, the Committee shall make a pro rata allocation of the available remaining shares in as nearly a uniform manner as shall be practicable and any balance of payroll deductions credited to the accounts of Participants which have not been applied to the purchase of shares of Stock shall be paid to such Participants in cash in one lump sum within 60 days after the Exercise Date.

5.	WITHDRAWAL FROM THE PLAN

(a)        General Statement. Any Participant may withdraw from participation under the Plan at any time except the Company may create an administrative rule that prohibits a Participant from withdrawing during the last ten days of any Offering Period (or such shorter or longer period as may be determined by the Committee). A Participant who wishes to withdraw from the Plan must deliver to the Company a notice of withdrawal in a form prepared by the Company (the “Withdrawal Election”) prior to the Exercise Date and within the deadline established by the Company. Upon receipt of a Participant’s Withdrawal Election, the Company shall pay to the Participant the amount of the balance in the Participant’s account under the Plan in cash in one lump sum within 60 days. Upon receipt of a Participant’s Withdrawal Election by the Company, the Participant shall cease to participate in the Plan and the Participant’s Option shall terminate.

(b)        Eligibility Following Withdrawal. A Participant who withdraws from the Plan and who is still an Eligible Employee shall be eligible to participate again in the Plan as of any subsequent Grant Date by delivering to the Company an Authorization pursuant to Section 3(b) hereof.

6.	TERMINATION OR TRANSFER OF EMPLOYMENT

(a)        Termination of Employment Other than by Death. If a Participant ceases to be an Eligible Employee other than due to death, the Participant’s participation in the Plan automatically and without any act on the Participant’s part shall terminate as of the Termination Date. The Company will pay to the Participant the amount of the balance in the Participant’s account under the Plan within 60 days following the Termination Date. Upon a Participant’s termination of employment covered by this Section 6(a), the Participant’s Authorization, interest in the Plan and Option under the Plan shall terminate.

(b)        Termination By Death. If a Participant ceases to be a Eligible Employee due to death, the executor of the Participant’s will or the administrator of the Participant’s estate by written notice to the Company may request payment of the balance in the Participant’s account under the Plan, in which event the Company shall make such payment as soon as practicable after receiving such notice; upon receipt of such notice the Participant’s Authorization, in the Plan and Option under the Plan shall terminate. If the Company does not receive such notice prior to the next Exercise Date, the Participant’s Option shall be deemed to have been exercised on such Exercise Date and any cash remaining in such Participant’s account thereafter shall be distributed in cash pursuant to Section 5(a) hereof.

(c)        Transfer of Employment. A transfer of employment from one Participating Company to another shall not be treated as a termination of employment. If a Participant transfers employment from the Company or any Participating Company participating in the Section 423 Component to a Participating Company participating in the Non-Section 423 Component, he or she shall immediately cease to participate in the Section 423 Component; however, any Contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for his or her participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from a Participating Company participating in the Non-Section 423 Component to the Company or any Participating Company participating in the Section 423 Component shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component, or (ii) the Grant Date of the first Offering Period in which he or she is eligible to participate following such transfer. Notwithstanding the foregoing, the Committee may establish different rules to govern transfers of employment between companies participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.

7.	RESTRICTION UPON ASSIGNMENT

An Option granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 6(b) hereof, an Option may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s Option or any rights under the Participant’s Option.

8.	NO RIGHTS OF STOCKHOLDERS UNTIL SHARES ISSUED

With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such shares have been issued to the Participant or his or her nominee following exercise of the Participant’s Option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein.

9.	CHANGES IN THE STOCK; ADJUSTMENTS OF AN OPTION

Whenever any change is made in the Stock by reason of a stock split, stock dividend, recapitalization or other subdivision, combination, or reclassification of shares, appropriate action shall be taken by the Committee to adjust accordingly the number of shares of Stock subject to the Plan pursuant to Section 2 above, the maximum number of shares of Stock a Participant may purchase during an Offering Period pursuant to Section 3(a) above, and the number and the Option Price of shares of Stock subject to the Options outstanding under the Plan to preserve, but not increase, the rights of Participants hereunder.

10.	USE OF FUNDS; NO INTEREST PAID

All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose, except for funds contributed under Offerings in which the local law of a non-U.S. jurisdiction requires that contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party for Participants in non-U.S. jurisdictions. No interest will be paid to any Participant or credited to any Participant’s account under the Plan with respect to such funds, except as may be required by local law in a non-U.S. jurisdiction. If the segregation of funds and/or payment of interest on any Participant’s account is so required, such provisions shall apply to all Participants in the relevant Offering except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f). With respect to any Offering under the Non-Section 423 Component, the payment of interest shall apply as determined by the Committee.

11.	AMENDMENT OF THE PLAN

The Board of Directors or the Committee may amend, suspend, or terminate the Plan at any time and from time to time, provided that approval of the Company’s stockholders shall be required to amend the Plan (a) to increase the number of shares of Stock, or change the type of securities, reserved for sale pursuant to Options under the Plan, (b) to decrease the Option Price below a price computed in the manner stated in Section 4(b) hereof, (c) to alter the requirements for eligibility to participate in the Plan or (d) in any manner that would cause the Section 423 Component to no longer constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

In the event the Board of Directors or the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board of Directors or the Committee may, to the extent permitted under Section 423 of the Code with respect to Offerings under the Section 423 Component, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a)        amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(b)        altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;

(c)        shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board of Directors or Committee action; and

(d)        reducing the maximum percentage of Eligible Compensation a Participant may elect to contribute; and

(e)        reducing the maximum number of shares of Stock a Participant may purchase during any Offering Period.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

12.	ADMINISTRATION BY COMMITTEE; RULES AND REGULATIONS

(a)        Appointment of Committee. The Plan shall be administered by the Committee, which shall be composed of two or more members of the Board of Directors, each of whom is both a “non-employee director” as defined by Rule 16b-3 under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Code. Each member of the Committee shall serve for a term commencing on a date specified by the Board of Directors and continuing until the member dies or resigns or is removed from office by the Board of Directors. The Committee at its option may utilize the services of an agent to assist in the administration of the Plan including establishing and maintaining an individual securities account under the Plan for each Participant.

(b)        Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Committee shall have the power to interpret the Plan and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. For the avoidance of doubt, the Committee shall also have the exclusive authority to determine which Participating Companies shall participate in the Non-Section 423 Component and which shall participate in the Section 423 Component.

(c)        Majority Rule. The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Committee.

(d)        Compensation; Professional Assistance; Good Faith Actions. All expenses and liabilities incurred by members of the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Committee shall be fully protected by the Company in respect to any such action, determination, or interpretation.

13.	NO RIGHTS AS AN EMPLOYEE

Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company, a Parent Corporation or a Subsidiary Corporation or an Affiliate or to affect the right of the Company, any Parent Corporation or any Subsidiary Corporation or Affiliate to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

14.	MERGER, ACQUISITION OR LIQUIDATION OF THE COMPANY

In the event of the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company’s assets or 50% or more of the Company’s then outstanding voting stock, the liquidation or dissolution of the Company or any other reorganization of the Company, the Exercise Date with respect to outstanding Options shall be the business day immediately preceding the effective date of such merger, consolidation, acquisition, liquidation, dissolution, or reorganization (or on such other prior date as is determined by the Committee) unless the Committee shall, in its sole discretion, provide for the assumption or substitution of such Options in a manner complying with Section 424(a) of the Code.

15.	TERM; APPROVAL BY STOCKHOLDERS

This amended and restated Plan shall be effective on the date it is approved by the stockholders of the Company. The amended and restated Plan shall be submitted for the approval of the Company’s stockholders within 12 months after the date of the Board’s initial adoption of the amended and restated Plan. No Options granted under this amended and restated Plan shall be exercised, and no shares of Stock shall be issued hereunder, until this amended and restated Plan shall have been approved by the stockholders of the Company. In the event this amended and restated Plan shall not have been approved by the stockholders of the Company prior to the end of said 12-month period, all Options granted under this amended and restated Plan shall be canceled and become null and void without being exercised.

The Plan shall terminate upon such date as is determined by the Company in its sole discretion. The Plan shall automatically be suspended on the date on which all shares available for issuance under the Plan shall have been sold pursuant to Options exercised under the Plan pending approval of an increase in the number of shares available for issuance under the Plan. No Option may be granted during any period of suspension of the Plan or after termination of the Plan.

16.	EFFECT UPON OTHER PLANS

The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent Corporation or any Subsidiary Corporation. Nothing in this Plan shall be construed to limit the right of the Company, any Parent Corporation or any Subsidiary Corporation (a) to establish any other forms of incentives or compensation for Employees of the Company, any Parent Corporation or any Subsidiary Corporation or (b) to grant or assume options otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

17.	CONDITIONS TO ISSUANCE OF SHARES.

The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, shares of Stock purchased upon the exercise of Options prior to fulfillment of all the following conditions:

(a)        The admission of such shares to listing on all stock exchanges, if any, on which the Stock is then listed;

(b)        The completion of any registration or other qualification or exemption of such shares under any federal, state, local or foreign law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee shall, in its absolute discretion, deem necessary or advisable;

(c)        The obtaining of any approval or other clearance from any federal, state, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

(d)        The payment to the Company of all amounts which it or the employer is required to withhold under federal, state, local or foreign law upon grant, exercise of the Option or sale of shares of Stock; and

(e)        The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

18.	TAX WITHHOLDING

At the time a Participant’s Option is granted or exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and foreign income, social insurance and other payroll tax, payment on account, withholding obligations and employer social contribution liability due from a Participant, if any, of the Participating Company Group which arise upon the grant or exercise of the Option or upon such disposition of shares, respectively. The Committee may implement appropriate procedures to ensure that such tax withholding obligations are met. Those procedures may include, without limitation, increased withholding from an employee’s current compensation, cash payments to the Company or another Participating Company by an Employee, or a sale of a portion of the Stock purchased under the Plan, which sale may be required and initiated by the Company.

19.	CONFORMITY TO SECURITIES LAWS

Notwithstanding any other provision of this Plan, the participation in this Plan and all elections thereunder shall be subject to, and may be limited by, such rules and restrictions as the Committee may prescribe in order to comply with all applicable federal, state, local and foreign securities or exchange control laws. Without limiting the generality of the foregoing, this Plan and participation in this Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

20.	NOTIFICATION OF DISPOSITION

Each Participant who is a participant in the Section 423 Component shall give prompt notice to the Company of any disposition or other transfer of any shares of Stock purchased upon exercise of an Option if such disposition or transfer is made (a) within two years from the Grant Date of the Option or (b) within one year after the transfer of such shares to such Participant upon exercise of such Option. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

21.	NOTICES

Any notice to be given under the terms of the Plan to the Company shall be addressed to the Company in care of its Secretary at the Company’s principal executive offices and any notice to be given to any Eligible Employee or Participant shall be addressed to such Employee at such Employee’s last physical address as reflected in the Company’s records or to such Employee’s Company-provided e-mail address. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to it, him or her. Any notice which is required to be given to an Eligible Employee or a Participant shall, if the Eligible Employee or Participant is then deceased, be given to the Eligible Employee’s or Participant’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section. Any notice shall have been deemed duly given if personally delivered, sent by e-mail to an Employee as provided above or if enclosed in a properly sealed envelope or wrapper addressed as aforesaid at the time it is deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or other applicable governmental postal service in a non-U.S. jurisdiction.

22.	HEADINGS

Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

23.	EQUAL RIGHTS AND PRIVILEGES

All Eligible Employees granted Options pursuant to an Offering under the Section 423 Component shall have equal rights and privileges so that the Section 423 Component of the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code, except for differences approved by the Committee pursuant to Section 24 that are consistent with Section 423(b)(5) of the Code. Any provision of the Section 423 Component of the Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board of Directors or the Committee, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Participants participating in the Non-Section 423 Component need not have the same rights and privileges as Employees participating in the Section 423 Component.

24.	RULES FOR FOREIGN JURISDICTIONS

Notwithstanding any provision to the contrary in the Plan, the Committee may adopt such sub-plans or appendices relating to the operation and administration of the Plan as are necessary or appropriate to permit the participation in the Plan by Employees who are foreign nationals or employed in non-U.S. jurisdictions, which sub-plans or appendices may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Committee. The rules of such appendices or sub-plans may take precedence over other provisions of this Plan, with the exception of Sections 2, 11 and 15, but unless otherwise superseded by the terms of such sub-plan or appendix, the provisions of this Plan shall govern the operation of such sub-plans or appendices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Eligible Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions, determination of beneficiary designation requirements, and handling of stock certificates. The Committee also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an Option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of Options granted under the Plan or the same Offering to Employees resident solely in the U.S. To the extent any sub-plan or appendix or other changes approved by the Committee are inconsistent with the requirements of Section 423 of the Code or would jeopardize the tax-qualified status of the Section 423 Component, the change shall cause the Participating Companies affected thereby to be considered Participating Companies in a separate Offerings under the Non-Section 423 Component instead of the Section 423 Component. The Committee shall not be required to obtain the approval of the stockholders of the Company prior to the adoption, amendment or termination of any such sub-plan, appendix, rules or procedures.

25.	SECTION 409A OF THE CODE

The Section 423 Component of the Plan is exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. The Non-Section 423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an Option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an Option under the Plan to be subject to Section 409A of the Code, the Committee may amend the terms of the Plan and/or of an outstanding Option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Option or future Option that may be granted under the Plan from or to allow any such Options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the Option to purchase Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

26.	TAX-QUALIFICATION

Although the Company may endeavor to (a) qualify an Option for favorable tax treatment under the laws of the United States or non-U.S. jurisdictions or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 25. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

27.	REPORTS

Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of contributions, the Option Price, the number of shares of Stock purchased and the remaining cash balance, if any.

28.	DATES AND TIMES

All references in the Plan to a date or time are intended to refer to dates and times determined pursuant to U.S. Pacific Time. Business days for purposes of the Plan are U.S. business days.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The ViaSat Board of Directors unanimously recommends that stockholders vote “FOR” all the director nominees listed in Proposal 1, and “FOR” Proposals 2, 3 and 4.

1.	Election of Directors:	For	Withhold				+
	Robert Bowman	☐	☐
	B. Allen Lay	☐	☐
	Dr. Jeffrey Nash	☐	☐
				For	Against	Abstain
2.	Ratification of Appointment of PricewaterhouseCoopers LLP as ViaSat’s Independent Registered Public Accounting Firm			☐	☐	☐
3.	Advisory Vote on Executive Compensation			☐	☐	☐
4.	Approval of Amendment to the Employee Stock Purchase Plan			☐	☐	☐

B	Authorized Signatures — Date and Sign Below — This section must be completed for your vote to be counted.

Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card. If shares are held jointly, each joint holder must sign. When signing as trustee, executor, administrator, guardian, attorney or corporate officer, please print your full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 (Joint Owner) — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The proxy materials for the ViaSat annual meeting of stockholders, including the proxy statement and annual report to stockholders, are available over the internet on the Investor Relations section of our website at investors.viasat.com.

Electronic Access To Future Documents

If you wish to access all future proxy statements and annual reports via the internet as they become available, please consent by marking the appropriate box below. Choosing to receive your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. This consent will remain in effect until you notify our transfer agent, Computershare, by mail that you wish to resume mail delivery of the proxy statement and annual report.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

PROXY CARD	+

VIASAT, INC.

ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 18, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE VIASAT BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and the accompanying proxy statement, and hereby appoints Mark Dankberg and Keven Lippert, jointly and severally, with full power of substitution to each, as proxies of the undersigned, to represent the undersigned and to vote all shares of common stock of ViaSat, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of stockholders of ViaSat, Inc. to be held on September 18, 2013, at 8:00 a.m. Pacific Time at 6155 El Camino Real, Founders Hall, Carlsbad, California 92009, and at any adjournments and postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS INSTRUCTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THE SHARES WILL BE VOTED “FOR” ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THIS PROXY CARD WILL CONFER DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES TO VOTE THE SHARES REPRESENTED BY THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT.

C	Non-Voting Items

Change of Address — Please print new address below.	ELECTRONIC ACCESS TO FUTURE DOCUMENTS	I Consent

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